UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Meritor, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Shareowners Notice of 2016 Annual Meeting and Proxy Statement

December 11, 2015

Dear Shareowner:

You are cordially invited to attend the 2016 annual meeting of shareowners of Meritor, Inc.

The meeting will be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan, on Thursday, January 28, 2016, at 9 a.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

If you plan to attend the meeting, please indicate your intention to attend when voting by Internet or telephone or mark the box on your proxy card.

We hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Jeffrey A. Craig
Chief Executive Officer and President

Ivor J. Evans
Executive Chairman of the Board

MERITOR, INC.
2135 West Maple Road
Troy, Michigan 48084-7186

__________________

Notice of 2016 Annual Meeting of Shareowners
________________

To the Shareowners of MERITOR, INC.:

Notice is Hereby Given that the 2016 Annual Meeting of Shareowners of Meritor, Inc. (the “Company”) will be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan 48242, on Thursday, January 28, 2016, at 9 a.m. (Eastern Standard Time) for the following purposes:

1.	to elect three members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2019;
2.	to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;
3.	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and
4.	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on November 20, 2015 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Sandra J. Quick Secretary

 December 11, 2015

________________

PROXY STATEMENT
________________

The 2016 Annual Meeting of Shareowners of Meritor, Inc. (the “Company” or “Meritor”) will be held on January 28, 2016, for the purposes set forth in the accompanying Notice of 2016 Annual Meeting of Shareowners. The Board of Directors of Meritor is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this proxy statement in connection with its solicitation.

As permitted by Securities and Exchange Commission (“SEC”) rules, Meritor is making this proxy statement, the proxy card and the annual report to shareowners (the “proxy materials”) available to you electronically via the Internet. On December 11, 2015, we mailed to our shareowners a notice (the “Notice”) containing instructions on how to access and review the proxy materials and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. If you would like a printed copy of the proxy materials, follow the instructions for requesting them that are included in the Notice.

Shareowners of record may vote in any of three ways: (a) via the Internet; (b) by calling a toll-free telephone number; or (c) if you received your proxy materials by mail, by executing and returning a proxy card. Instructions for Internet voting are included in the Notice, and instructions for telephone and Internet voting are included on the proxy card. If you vote by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy, by voting via telephone or Internet at a later date than the date of the proxy, or by attending the meeting and voting in person.

If your shares are held in “street name” by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your Meritor shares.

Our policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

Only shareowners of record at the close of business on November 20, 2015 are entitled to receive notice of, and to vote at, the meeting. On November 20, 2015, we had outstanding 92,874,694 shares of our Common Stock, par value $1 per share (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share held.

As of November 20, 2015, T. Rowe Price Trust Company, as directed trustee under the Meritor savings plans for its participating employees, owned the following shares of Common Stock:

		Percent of
		Outstanding
Name and address	Number of Shares	Common Stock
T. Rowe Price Trust Company	4,780,417	5.15%
4515 Painters Mill Road
Owings Mills, MD 21117

If you are a participant and hold shares of Common Stock in Meritor’s savings plans, your Internet or telephone vote or your proxy card will also serve as a voting instruction for the trustee with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the trustee in accordance with instructions from the participants (either in writing or by means of telephone or Internet voting procedures). Where no instructions are received, shares will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of Common Stock. This information is based on Schedules 13G that were filed with the SEC.

		Percent of
	Number	Outstanding
Name and Address	of Shares	Common Stock
Avenue Capital Management II, LP,
399 Park Avenue, 6th Floor,
New York, NY 10022[1]	9,532,215	9.49%

The Vanguard Group,
100 Vanguard Blvd.,
Malvern, PA 19355[2]	8,320,296	8.50

Glenview Capital Management, LLC,
767 Fifth Avenue, 44th Floor,
New York, NY 10153[3]	6,516,803	6.60

BlackRock, Inc.,
55 East 52nd Street,
New York, NY 10022[4]	5,609,089	5.70

LSV Asset Management,
155 N. Wacker Drive,
Suite 4600, Chicago, IL 60606[5]	5,524,670	5.60

Hotchkis and Wiley Capital Management, LLC,
725 S. Figueroa Street,
39th Floor, Los Angeles, CA 90017[6]	5,375,213	5.49
____________________

1	Avenue Capital Management II, L.P., filed a Schedule 13G, as amended, reporting ownership of shares of Common Stock by several funds for which Avenue Capital Management II, L.P. serves as investment advisor. Avenue Capital Management II GenPar, LLC, is the general partner of Avenue Capital Management II, L.P. Avenue Capital Partners VI, LLC, is the general partner of one of these funds, and GL Partners VI, LLC, is the managing member of Avenue Capital Partners VI, LLC. Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC and GL Partners VI, LLC.

2	The Vanguard Group filed a Schedule 13G, as amended, reporting that it may be deemed beneficial owner of shares as a result of two of its subsidiaries acting as investment manager of collective trust accounts and investment offerings that own shares of Common Stock.

3	Glenview Capital Management, LLC and Lawrence M. Robbins filed a Schedule 13G, as amended, reporting that they may be deemed beneficial owners of shares of Common Stock held by various investment funds for which Glenview Capital Management, LLC serves as investment manager. Lawrence M. Robbins is the chief executive officer of Glenview Capital Management, LLC.

4	BlackRock, Inc. filed a Schedule 13G, as amended, as a parent holding company of ten subsidiaries, each of which acquired beneficial ownership of Common Stock that, in the aggregate, exceeds 5% of total outstanding Common Stock. None of the persons deemed beneficial owners of these shares, individually, exceed the 5% threshold.

5	LSV Asset Management filed a Schedule 13G reporting ownership of shares of Common Stock by investment funds and/or managed accounts for which it serves as investment advisor.

6	Hotchkis and Wiley Capital Management, LLC filed a Schedule 13G, as amended, reporting that they may be deemed the beneficial owners of shares of Common Stock held by various clients for whom they act as investment advisor.

ELECTION OF DIRECTORS

Meritor’s Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting of Shareowners held three years later.

The Company’s Board of Directors currently consists of nine members – three directors in Class I, with terms expiring at the 2016 Annual Meeting; four directors in Class II, with terms expiring at the Annual Meeting of Shareowners in 2017; and two directors in Class III, with terms expiring at the Annual Meeting of Shareowners in 2018.

Three current directors are standing for re-election at the 2016 Annual Meeting as Class I directors, for terms expiring at the Annual Meeting of Shareowners in 2019.

Our corporate governance guidelines require directors to offer not to stand for re-election if they are age 72 at the time of re-election or will reach age 72 during their new term. The members of the Corporate Governance and Nominating Committee then decide whether continued Board service is appropriate. Two of the current nominees standing for re-election at the 2016 Annual Meeting, Ivor J. Evans and William R. Newlin, will be age 72 at the time of re-election. After considering the contributions and qualifications of these individuals, the Corporate Governance and Nominating Committee determined that their continued service for the full term is appropriate.

The directors in Class II and the directors in Class III continue to serve terms expiring at the Annual Meeting of Shareowners in 2017 and 2018, respectively.

Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Class I – Nominees for Director with Terms Expiring in 2019, under the heading Information as to Nominees for Director and Continuing Directors below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

No director of Meritor was selected pursuant to any arrangement or understanding between him or her and any person other than Meritor. There are no family relationships, as defined in Item 401 of Regulation S-K (“Regulation S-K”) of the rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), between any director, executive officer or person nominated to become a director or executive officer of Meritor. No person who has served as a director or executive officer of Meritor at any time since October 1, 2014 has any substantial interest, direct or indirect, in any matter to be acted on at the 2016 Annual Meeting, other than election of directors to office.

INFORMATION AS TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

Following are the biographies for our director nominees and our directors who will continue to serve after the 2016 Annual Meeting, including information concerning the particular experience, qualifications, attributes or skills that led the Corporate Governance and Nominating Committee and the Board to conclude that the nominee or director fulfills the Board’s membership criteria (discussed below under Director Qualifications and Nominating Procedures). Except as provided below, during the last five years, no director has held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC. For a discussion of membership guidelines that outline the desired composition of the Board as a whole, see Director Qualifications and Nominating Procedures below.

CLASS I – NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2019

IVOR J. EVANS
Executive Chairman of the Board of Meritor

Age 73

Mr. Evans has been Executive Chairman of the Board since April 2015. He served as Chairman of the Board and Chief Executive Officer of Meritor from August 2013 to April 2015, and was also President from August 2013 to June 2014. He was Executive Chairman of the Board and Interim Chief Executive Officer and President from May 2013 until August 2013. Mr. Evans has been a director since May 2005. He served as Vice Chairman of Union Pacific Corporation (rail transportation) from January 2004 until his retirement in March 2005, and served as a member of the Union Pacific board of directors from 1999 to 2005. He had served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company (technology and engineering applications), including Senior Vice President, Industrial Components and Equipment. Prior to that, he was President of Blackstone Corp. (automotive components and systems) from 1985 to 1989 and, prior to that, spent 21 years serving in key operations roles for General Motors Corporation (automotive). He is also a director of Textron Inc. and is an operating partner of HCI Equity Partners (formerly named Thayer Capital Partners). He is a former director of Cooper Industries, Roadrunner Transportation Systems, Inc. and Spirit AeroSystems.

Board Qualifications: Mr. Evans’ qualifications include extensive operational and manufacturing experience from his years as a chief operating officer and senior executive of large public companies, including some in the automotive and transportation markets in which we operate. His leadership roles in these companies have provided him with extensive capital allocation experience, which is instrumental in planning how best to use resources to develop Meritor’s business and maximize profitability. He also has considerable transactional and corporate finance experience as an operating partner in a private equity firm. Mr. Evans’ service as a director of other public companies also widens his perspective with respect to capital allocation, corporate governance, audit issues, strategy and other matters that confront public companies. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership expertise and knowledge of the transportation and other manufacturing industries.

WILLIAM R. NEWLIN
Chairman, Newlin Investment Company, LLC (Equity Investment Firm)

Age 75

Mr. Newlin, a director since July 2003, is the Board’s Lead Director, and is a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee. He has been the Chairman and a director of Newlin Investment Company, LLC since April 2007. He served Dick’s Sporting Goods, Inc. (sporting goods) as Executive Vice President and Chief Administrative Officer from October 2003 until his retirement in March 2007. He served as Chairman and CEO of Buchanan Ingersoll Professional Corporation (now Buchanan Ingersoll & Rooney PC, a law firm) from 1980 to October 2003. Mr. Newlin is a director of Calgon Carbon Corporation (where he is a member of the nominating and governance committee). He is also a director of several private companies, primarily specializing in technology solutions, including Carmell Therapeutics (biologically active medical devices), Liquid X Printed Metals (metallic inks), and Sharp Edge Labs (biosensors for research). He is a former director and chairman of Kennametal Inc.

Board Qualifications: Mr. Newlin’s wide experience in major corporate transactions and in serving as a counselor providing strategic advice to complex organizations qualifies him to sit on our Board. He has led and managed large businesses such as professional service providers and public and private companies, and has extensive experience analyzing and providing a balanced approach to capital allocation. His extensive executive leadership and entrepreneurial experience provide Mr. Newlin with the skills that make him an effective director. Mr. Newlin’s service as a director of other public companies also affords our Board the benefit of his broader exposure to capital allocation, corporate governance issues, compensation issues and other matters facing public companies. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership and specialized legal expertise, including transactional experience, other strategic activities and knowledge of the federal securities laws and corporate governance matters.

THOMAS L. PAJONAS
Executive Vice President and Chief Operating Officer, Flowserve Corporation (Manufacturer of Flow Control Products)

Age 60

Mr. Pajonas, a director since September 2013, is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee. He has served as Executive Vice President and Chief Operating Officer of Flowserve Corp. since February 2014, and previously served as Senior Vice President and Chief Operating Officer of Flowserve Corp. from January 2012 to January 2014. Prior to that, he served as president of the Flow Control Division from 2004 to 2012, holding the positions of vice president from 2004 to 2006 and senior vice president from 2006 as an officer of Flowserve Corp. Before joining Flowserve Corp., Mr. Pajonas was managing director of the U.S. rail products unit of Alstom Transport (supplier of rail products) from 2003 to 2004, and senior vice president of the Worldwide Power Boiler Business of Alstom, Inc. (power generation and transmission and rail infrastructure) from 1999 to 2003. Prior to that, he served in various capacities as senior vice president and general manager, International Boiler Operations, and subsequently senior vice president and general manager, Standard Boilers Worldwide, of Asea Brown Boveri (power and automation technologies), including supply chain, power products manufacturing, and strategic operations.

Board Qualifications: Mr. Pajonas has extensive global leadership and operational experience combined with a strong manufacturing and engineering background, which provide useful insight into the operational issues facing engineering and manufacturing companies like Meritor. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including knowledge of the industrial products industry and international background and experience.

The Board of Directors recommends that you vote “FOR” the election of these nominees, which is presented as item (1).

CLASS II – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2017

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, TAG Holdings LLC (Automotive Components)

Age 72

Mr. Anderson, a director since July 2000 and a director of Meritor Automotive, Inc. from September 1997 until the merger of Meritor Automotive, Inc. and Arvin Industries, Inc. (the “merger”), is a member of the Corporate Governance and Nominating Committee. He has served as Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC since 2001, and of its current operating companies: Wolverine Assemblies LLC since 2010; Barton Manufacturing LLC since 2011; and Shared Vision (SV Acquisition, LLC) since 2013. He was also Chairman and Chief Executive Officer of former TAG operating companies: Vibration Control Technologies LLC from 2002 until 2011; A&D Technologies LLC from 2003 until 2011; Great Lakes Assemblies LLC from 2005 until 2010; North American Assemblies LLC from 2003 until 2012; Gulf Shore Assemblies LLC from 2007 until 2010; and Indiana Assemblies from 2008 until 2010. He was Chairman of the Board and Chief Executive Officer of Chivas Industries LLC (and its predecessor, Chivas Products, Ltd.) (automotive components) from October 1994 until March 2002. From December 1992 to July 1993, Mr. Anderson was Chief Executive Officer and President of Composite Energy Management Systems, Inc. (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as a White House fellow and an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson currently is a director of Quaker Chemical Corporation (where he serves on the audit committee and the governance committee) and Rite Aid Corporation (where he chairs the nominating and governance committee). He is a former director of NV Energy and Valassis Communications, Inc. Mr. Anderson is also on the executive advisory board of Wynnchurch Capital, a private equity firm.

Board Qualifications: Mr. Anderson’s qualifications to serve on our Board include financial and business insight gleaned from his long history as an owner, executive officer and director of public and private companies, experience in the transportation and manufacturing industries in which the Company operates, and leadership capabilities from serving as CEO of several large organizations. His professional and civic affiliations (including the National Association of Black Automotive Suppliers) have also enabled Mr. Anderson to become a leader with regard to business and diversity matters, which provides valuable perspective to our Board on matters of importance to the Company. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership expertise, knowledge of the transportation and manufacturing industries and enhancement of the diversity of the Board.

RHONDA L. BROOKS
President, R. Brooks Advisor (Business Consultant)

Age 63

Ms. Brooks, a director since July 2000 and a director of Meritor Automotive, Inc. from July 1999 until the merger, is a member of the Corporate Governance and Nominating Committee and the Audit Committee. She is currently the President of R. Brooks Advisor, a consultant for start-up firms, specializing in corporate governance and marketing strategy. She served Owens Corning, Inc. (building materials and fiberglass composites) as President of the Exterior Systems Business from June 2000 to July 2002; as President of the Roofing Systems Business from December 1997 to June 2000; as Vice President, Investor Relations from January to December 1997; and as Vice President-Marketing of the Composites Division from 1995 to 1996. She served as Senior Vice President and General Manager of PlyGem Industries, Inc. (building and remodeling products) from 1994 to 1995, and as Vice President – Oral Care and New Product Strategies, and Vice President – Marketing and Sales of Warner Lambert Company (pharmaceuticals and consumer products) from 1990 to 1994. She was with General Electric Company from 1976 to 1990. She is a director of Menasha Corporation (plastics and packaging).

Board Qualifications: Ms. Brooks brings to our Board strong communication and leadership skills from an extensive career as an executive at several complex organizations, including General Electric and Owens Corning. Her extensive business experience is diverse and well-rounded, encompassing marketing, finance, running a manufacturing business and consulting. This provides her with the skills, solid foundation and valuable business acumen that qualify her to sit on our Board. She possesses the attributes to satisfy the Board’s basic membership criteria. She also possesses additional positive factors considered for Board service, including leadership expertise, knowledge of manufacturing industries and enhancement of the diversity of the Board.

JEFFREY A. CRAIG
Chief Executive Officer and President of Meritor

Age 55

Mr. Craig, a director since April 2015, was appointed Chief Executive Officer and President of Meritor in April 2015. He previously served Meritor as President and Chief Operating Officer from June 2014 to April 2015; Senior Vice President and President, Commercial Truck and Industrial from February 2013 to May 2014; Senior Vice President and Chief Financial Officer from May 2008 to January 2013; Acting Controller from May 2008 to January 2009; Senior Vice President and Controller from May 2007 to May 2008; and Vice President and Controller from May 2006 to April 2007. Prior to joining Meritor, Mr. Craig served as President and Chief Executive Officer of General Motors Acceptance Corp. (GMAC) Commercial Finance (commercial lending service) from 2001 to May 2006. Prior to that, he served as President and Chief Executive Officer of GMAC’s Business Credit division from 1999 to 2001. He joined GMAC as a general auditor in 1997 from Deloitte & Touche, where he served as an audit partner.

Board Qualifications: Mr. Craig’s qualifications to serve on our Board include his extensive financial and business experience. He has functioned in senior positions with involvement in and oversight of accounting services, financial reporting and controls and treasury operations, as well as leading Meritor’s largest business segment. This broad business and financial background, as well as his knowledge of Meritor from many perspectives, makes him invaluable as a Board member. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership expertise, knowledge of the transportation industry in general and Meritor’s business in particular, and accounting and finance expertise.

WILLIAM J. LYONS
Retired Chief Financial Officer, CONSOL Energy Inc. (Producer of Coal and Natural Gas) and CNX Gas Corporation (Producer of Natural Gas)

Age 67

Mr. Lyons, a director since May 2013, is Chair of the Audit Committee and a member of the Compensation and Management Development Committee. Mr. Lyons has over 40 years of professional financial experience, primarily at CONSOL Energy Inc., where he served as Chief Financial Officer from December 2000 until his retirement in February 2013. He also served as Chief Financial Officer of CNX Gas Corporation, a public subsidiary of CONSOL Energy Inc., from April 2008 until February 2013. Mr. Lyons has been a director of Calgon Carbon Corporation since 2008 and currently serves as the Chairman of the audit committee of Calgon. He has previously served as a director of CNX Gas Corporation (2005-2009) and Duquesne University (2005-2014) and was a trustee of the 1974 United Mines Workers of America Pension Trust (January-December 2013). Mr. Lyons holds a Master of Science degree in accounting and is a Certified Public Accountant and a Certified Management Accountant. He currently serves as an adjunct professor at Duquesne University School of Business.

Board Qualifications: Mr. Lyons, through his education and his experience as Chief Financial Officer of a Fortune 500 company, brings to our Board extensive financial acumen and experience. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses the additional positive factor of extensive accounting and finance expertise, including educational credentials, leadership experience in the areas of accounting and finance, knowledge of generally accepted accounting principles and familiarity with the SEC’s accounting rules and practices.

CLASS III – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2018

VICTORIA B. JACKSON BRIDGES
Former President and Chief Executive Officer, DSS/Prodiesel, Inc. (Transportation Components)

Age 60

Ms. Jackson Bridges, a director since July 2000 and a director of Meritor Automotive, Inc. from July 1999 until the merger, is Chair of the Compensation and Management Development Committee. She currently serves as President of Victoria Bellé, Inc., a designer, manufacturer and marketer of specialty retail products. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson Bridges is a former Trustee of the Tampa Museum of Art and is a former director of Roadrunner Transportation Systems, Inc. (transportation and logistics services).

Board Qualifications: Ms. Jackson Bridges possesses leadership skills and operational expertise derived from almost 20 years as chief executive officer of a transportation components company, DSS/Prodiesel, Inc. She has extensive experience with capital allocation issues, both from her years of leadership and from the subsequent sale of that company, which is beneficial in Board discussions of how best to use resources to develop Meritor’s business and maximize profitability. She also has experience with the automotive aftermarket, which is an integral part of Meritor’s business. Ms. Jackson Bridges earned a M.B.A. from Vanderbilt University, providing her with a wealth of background knowledge on business issues and processes. She possesses the attributes to satisfy the Board’s basic membership criteria. She also possesses additional positive factors considered for Board service, including leadership expertise, knowledge of the transportation industry, and enhancement of diversity of the Board.

LLOYD G. TROTTER
Managing Partner, GenNx360 Capital Partners (Private Equity Firm)

Age 70

Mr. Trotter, a director since 2015, is a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee. He is a founder of GenNx360 Capital Partners, where he has been Managing Partner since February 2008. He served General Electric (diversified technology and financial services company) as Vice Chairman, and as President and Chief Executive Officer of GE Industrial, from 2006 until his retirement in February 2008. He had previously held various leadership positions with General Electric, including Executive Vice President, Operations, from 2005 to 2006; President and Chief Executive Officer, GE Consumer and Industrial Systems, from 1998 to 2005; and President and Chief Executive Officer, Electrical Distribution and Control, from 1992 to 1998. He held various positions in General Electric businesses from 1970, when he began his career with the company, to 1992. Mr. Trotter is a director of PepsiCo, Inc. and Textron Inc., and chairs the compensation committees of both companies. He is a former director of Daimler AG.

Board Qualifications: Mr. Trotter has extensive knowledge and experience, through his leadership roles at General Electric, in a variety of fields that are important to the Company’s business, including business operations, finance, manufacturing, information technology, supply chain management and international business opportunities. He has experience with acquisitions and divestitures associated with his current leadership in a private equity firm. He also has extensive corporate governance and executive compensation experience from his serving on boards and committees of public companies, which further enhances his contributions and value to the Board of Directors and the Company. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional positive factors considered for Board service, including leadership expertise, international background and experience, knowledge of the industrial products industry and enhancement of diversity of the Board.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors manages or directs the management of the business of Meritor. In fiscal year 2015, the Board of Directors held five regularly scheduled meetings and four special telephonic meetings. Each current director attended at least 75% of the aggregate number of meetings of the Board and the standing and special committees on which he or she served in fiscal year 2015. Meritor encourages each director to attend the Annual Meeting of Shareowners. All of the current directors attended the 2015 Annual Meeting.

The Board of Directors has established independence standards for directors, which are set forth in the Company’s Guidelines on Corporate Governance and are identical to the standards prescribed in the corporate governance rules of the New York Stock Exchange. The Board determined that Ms. Brooks, Ms. Jackson Bridges, and Messrs. Anderson, Lyons, Newlin, Pajonas and Trotter have no material relationship with Meritor, either directly or as a partner, shareholder or officer of an organization that has a relationship with Meritor, and are therefore independent within the meaning of the Guidelines on Corporate Governance and the New York Stock Exchange listing standards.* There were no transactions, relationships or arrangements involving the Company and any director or nominee for director in fiscal year 2015 that were considered by the Board in determining the independence of these directors under the Guidelines on Corporate Governance or the New York Stock Exchange listing standards.

Board’s Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management, the Board provides overall risk oversight with a focus on the most significant risks facing the Company. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights any significant related risks and provides updates on other relevant matters including issues in the industries in which the Company operates that may impact the Company, operations reviews, the Company’s short and long-term strategies and treasury-related updates. The Board has delegated responsibility for the oversight of certain risks to the Audit Committee, which oversees the Company’s policies with respect to risk assessment and risk management, including financial and accounting risk exposures and management’s initiatives to monitor and control such exposures. In that role, the Company’s management discusses with the Audit Committee the Company’s major risk exposures and how these risks are managed and monitored. The Audit Committee receives regular reports on the Company’s ethics helpline from the Company’s General Auditor. In addition to receiving regular internal audit reports and updates on Sarbanes-Oxley Act compliance, the Audit Committee regularly meets in private session with our General Auditor and, separately, with our external auditors, which provides the opportunity for confidential discussion. The Audit Committee also receives reports on fraud investigations that may arise. In addition, on an annual basis, management conducts an Enterprise Risk Assessment and reports thereon to the Audit Committee. This assessment is utilized throughout the year as circumstances change. Within the Company, risk responsibilities are aligned to functional expertise and shared among the senior management.

Risk Assessment in Compensation Programs

Our compensation consultant, Pay Governance LLC, has been engaged to assess Meritor’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Meritor. Representatives from Internal Audit, Human Resources and Legal, with the concurrence of the Compensation and Management Development Committee, developed and carried out a process for evaluation of compensation risks. The process assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The focus was on the programs with variability of payout, in which the participant can directly affect payout, and on the controls that exist on such participant action and payout. To the extent that risks were identified, controls or mitigations of such risks and their effectiveness were discussed. The representatives also took into account Meritor’s balance between short- and long-term incentives, the alignment of performance metrics with shareowner interests, the existence of share ownership guidelines and other considerations relevant to assessing risks. Based upon the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

*	The Board made the same determination of independence with respect to Mr. David W. Devonshire, who resigned from the Board in May 2015.

Board Leadership Structure

Our Board of Directors currently consists of nine members, seven of whom are independent. The Board believes that this preponderance of outside directors represents a commitment to the independence of the Board and a focus on matters of importance to Meritor’s shareowners. The Board has no policy with respect to separation of the offices of Chairman and Chief Executive Officer. Our Guidelines on Corporate Governance provide that the Chairman is, in most circumstances, the Chief Executive Officer. However, the Guidelines provide that unless an outside director is serving in the role of Chairman, the Board will appoint an independent Lead Director. The Lead Director (a) serves as a liaison between the Board and the Chief Executive Officer; (b) acts as chair of private executive sessions of the Board and in other circumstances where the outside directors meet without the Chief Executive Officer; (c) advises management in developing Board meeting agenda; and (d) performs such other duties as specified by the Board from time to time.

Prior to April 29, 2015, one individual, Mr. Evans, functioned as Chairman and Chief Executive Officer. Effective on that date, the Board (i) amended Meritor’s by-laws to create the new position of Executive Chairman, who would be responsible for the general oversight of the operations and affairs of Meritor, and appointed Mr. Evans to that position; and (ii) appointed Mr. Craig to the position of Chief Executive Officer and President and elected him as a member of the Board. The Board believes this governance structure is appropriate for the Company at this time since it provides for a smooth and seamless transition of leadership from Mr. Evans to Mr. Craig. This structure also supports continuity of cohesive leadership and clear focus for the Company, which is important as management executes the Company’s strategy and business plans, particularly its M2016 three-year strategic plan launched in fiscal year 2013. The Board also believes that the preponderance of independent directors allows the Board to work effectively and properly oversee risk. At the appropriate time in the leadership transition, the Board will again consider whether to combine the offices of Chairman and Chief Executive Officer.

Because the role of Chairman has been held for all of fiscal year 2015 by Mr. Evans, who is not an independent outside director, the Board had a Lead Director for the entire fiscal year. Mr. Newlin was elected as Lead Director in January 2015 and currently serves in that position. Prior to that time, that role was filled by David W. Devonshire, who resigned from the Board in May 2015.

Committees

The Board currently has three standing committees (Audit; Compensation and Management Development; and Corporate Governance and Nominating), the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.” The Board previously had a fourth committee, the Environmental and Social Responsibility Committee, which was discontinued in 2015. The Board also establishes special committees from time to time for specific limited purposes or durations.

Audit Committee. Meritor has a separately designated standing audit committee established in compliance with applicable provisions of the Exchange Act and New York Stock Exchange listing standards. The Audit Committee is currently composed of three non-employee directors, William J. Lyons (chair), Rhonda L. Brooks and Thomas L. Pajonas. Each of these directors meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Lyons qualifies as an “audit committee financial expert” (as defined by the SEC). The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed annually for compliance with the New York Stock Exchange listing standards. The Audit Committee held five regularly scheduled meetings and four special meetings in fiscal year 2015.

The Audit Committee is charged with monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes and financial statement audits; compliance with legal and regulatory requirements; the independence and qualifications of the Company’s independent public accountants; the performance of the Company’s internal audit function and independent public accountants; and the Company’s systems of disclosure controls and procedures, internal controls over financial reporting and compliance with the Company’s ethical standards.

To carry out its responsibility, the Audit Committee has authority under its charter to engage in the following activities:

Document and Information Review

●	review its charter annually and submit changes to the Board for approval;
●	review the Company’s annual and quarterly financial statements, before their release, with the independent public accountants and senior management;
●	review the Company’s annual and quarterly earnings releases, including the use of pro forma or adjusted information that does not conform with generally accepted accounting principles;
●	review financial information and earnings guidance, before they are provided by the Company to analysts and rating agencies;

Independent Public Accountants

●	select and employ (subject to approval of the shareowners), and to terminate and replace where appropriate, the independent public accountants for the Company, and approve and cause the Company to pay all audit engagement fees;

●	review the performance and independence of the independent public accountants and remove them if circumstances warrant;
●	review and approve in advance the scope and extent of any non-audit services performed by the independent public accountants and the fees charged for these services, and receive and evaluate at least annually a report by the independent public accountants as to their independence, including consideration of whether provision of non-audit services is compatible with their independence;

●	review annually the experience and qualifications of the independent accountant’s lead partner and determine that all applicable partner rotation requirements are satisfied;
●	discuss with the independent public accountants the matters to be discussed under the standards of the Public Company Accounting Oversight Board;
●	review any significant issues related to the audit activities of the independent public accountants and oversee the resolution of any disagreements between them and management;
●	review with the independent public accountants critical accounting policies and practices; new accounting pronouncements; significant financial reporting issues and judgments, including alternative treatments of financial information, significant changes in application of accounting principles and treatment of complex or unusual transactions; significant internal control matters, including recommendations as to the adequacy of the Company’s system of internal controls; and material written communications between the independent public accountants and management;

●	review at least annually a report from the independent public accountants describing the firm’s internal quality control procedures, including material issues raised on review of such procedures and any investigations by governmental or professional authorities;

●	assess the objectivity and skepticism demonstrated by the independent public accountants in the performance of their work;
●	establish the Company’s policies with respect to hiring former employees of the independent public accountants;

Financial Reporting, Accounting Policies and Internal Control Structure

●	review the integrity of the Company’s financial reporting processes, in consultation with the independent public accountants and the internal audit function;
●	understand the scope of the independent public accountants’ review of internal control over financial reporting and procedures used in audits and reviews of the Company’s financial statements;

●	review any disclosure made in connection with annual and quarterly certifications by the chief executive officer and chief financial officer in filed documents with respect to internal controls over financial reporting, disclosure controls and procedures, and instances of fraud;

●	review issues regarding accounting principles and financial statement presentation;
●	review analyses prepared by management and the independent public accountants regarding significant financial reporting issues and judgments in connection with preparation of financial statements;
●	review the effect of regulatory and accounting initiatives and off-balance sheet structures on the financial statements;
●	review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K;
●	establish procedures for the receipt, retention and handling of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential and anonymous submission by employees;

●	recommend to the Board whether the Company’s annual financial statements be included in its annual report on Form 10-K;
●	prepare the report to be included in the Company’s annual proxy statement;

Internal Audit

●	review the internal audit charter, the scope of the annual internal audit plan and the results of internal audits, including management’s response to audit reports;
●	review comments the internal auditor has on significant issues related to, and any restrictions on, internal audit activities;
●	review with the internal auditor significant internal control matters, including incidents of fraud;
●	review the composition and qualifications of the internal audit staff;
●	review and concur with management as to the appointment and removal of the internal auditor charged with auditing and evaluating the Company’s system of internal controls;

Legal and Ethical Compliance and Risk Management

●	oversee and update the Company’s standards of business conduct policies, and monitor compliance by employees with these policies;
●	review with the Company’s general counsel significant contingencies that could impact the financial statements and legal compliance matters;
●	monitor policies with respect to risk assessment and risk management and initiatives to control risk exposures;
●	review any findings by regulatory agencies with respect to the Company’s activities and management’s response;

General

●	review and consult with management concerning the composition and capability of the finance staff;
●	review annually the Audit Committee’s performance;
●	investigate matters brought to its attention within the scope of its duties;
●	engage outside consultants, independent counsel or other advisors; and
●	perform any other activities consistent with the charter, applicable law and the Company’s governing instruments.

As part of each regularly scheduled meeting, the Audit Committee meets in separate executive sessions with the independent public accountants, the internal auditors and senior management, and as a committee without members of management.

Compensation and Management Development Committee. The four current members of the Compensation and Management Development Committee (the “Compensation Committee”) are Victoria B. Jackson Bridges (chair), William J. Lyons, William R. Newlin and Lloyd G. Trotter. Each of these directors is a non-employee director who meets the criteria for independence specified in the listing standards of the New York Stock Exchange (including those criteria specifically applicable to members of compensation committees), the criteria for qualifying as an outside director specified in the Internal Revenue Code of 1986, as amended (“IRC”), and the criteria for qualifying as a non-employee director specified under the Exchange Act. These directors are not eligible to participate in any of the plans or programs that are administered by the Compensation Committee. The Compensation Committee held four regularly scheduled meetings and one special meeting in fiscal year 2015. Under the terms of its charter, the Compensation Committee has the authority to:

●	review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance against these goals and objectives, and set his compensation accordingly;
●	establish salaries of all of the Company’s other officers and review the salary plan for other Company executives;
●	evaluate the performance of the Company’s senior executives and plans for management succession and development;
●	review the design and competitiveness of the Company’s compensation plans and medical benefit plans, and make recommendations to the Board of Directors;
●	administer the Company’s incentive, deferred compensation and long-term incentives plans (except with respect to any equity grants to directors, which are administered by the Corporate Governance and Nominating Committee);

●	review all material amendments to the Company’s pension plans and make recommendations to the Board concerning these amendments;
●	hire outside consultants, independent counsel and other advisors and approve the terms of their engagement, after considering the advisors’ independence from management; and
●	review annually the Compensation Committee’s performance.

See Executive Compensation - Compensation Discussion and Analysis below for further information on the scope of authority of the Compensation Committee and the role of management and compensation consultants in determining or recommending the amount or form of executive compensation.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of five non-employee directors, Thomas L. Pajonas (chair), Joseph B. Anderson, Jr., Rhonda L. Brooks, William R. Newlin and Lloyd G. Trotter, all of whom meet the criteria for independence specified in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee held four regularly scheduled meetings and one special meeting in fiscal year 2015. Under the terms of its charter, the Corporate Governance and Nominating Committee has the authority to:

●	screen and recommend to the Board qualified candidates for election as directors of the Company;
●	periodically prepare and submit to the Board for adoption the Corporate Governance and Nominating Committee’s selection criteria for director nominees;
●	recommend to the Board and management a process for new Board member orientation;
●	periodically assess the performance of the Board;
●	consider matters of corporate governance and Board practices and recommend improvements to the Board;
●	review periodically the Company’s charter and by-laws in light of statutory changes and current best practices;
●	review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;
●	review periodically non-employee directors’ compensation and make recommendations to the Board;
●	review director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a director when appropriate;

●	engage search firms and other consultants and independent counsel; and
●	review annually the Corporate Governance and Nominating Committee’s performance.

See Director Qualifications and Nominating Procedures below for further information on the nominating process.

In discharging its duties with respect to review of director compensation, the Corporate Governance and Nominating Committee from time to time retains a compensation consultant to provide information on current trends, develop market data and provide objective recommendations as to the amount and form of director compensation. In fiscal year 2015, the compensation consultant was Pay Governance LLC. Management has no role in determining or recommending the amount or form of director compensation.

Environmental and Social Responsibility Committee. The Environmental and Social Responsibility Committee was composed of three non-employee directors, Joseph B. Anderson, Jr. (chair), Victoria B. Jackson Bridges and Thomas L. Pajonas. Under the terms of its charter, the Environmental and Social Responsibility Committee reviewed and assessed the Company’s policies and practices in the following areas and recommended revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. This Committee also reviewed its performance annually. The Environmental and Social Responsibility Committee held no meetings in fiscal year 2015, but the chair received updates from management on matters subject to its authority. This Committee was discontinued in 2015.

DIRECTOR QUALIFICATIONS AND NOMINATING PROCEDURES

As described above, Meritor has a standing nominating committee, the Corporate Governance and Nominating Committee, currently composed of five non-employee directors who meet the criteria for independence in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee’s charter is posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.”

The Board has adopted membership guidelines that outline the desired composition of the Board as a whole and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in complex organizations and who represent the balanced interests of shareowners as a whole rather than those of special interest groups.

The basic selection criteria include: highest character and integrity; experience with and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; no conflict of interest that would interfere with performance as a director; and financial acumen. Other important factors include knowledge of the transportation and industrial products industry or another manufacturing industry; specialized expertise in a field with which the Board may be expected to interface; international background and experience; and enhancement of the diversity of the Board (which the Board considers in terms of all aspects of diversity, such as diversity of experience, background and strengths as well as diversity of gender and race). The guidelines also set forth examples, for illustrative purposes only, of candidates whose backgrounds would generally be considered to make them positive additions to the Board.

In considering candidates for the Board, the Corporate Governance and Nominating Committee is guided by the membership guidelines set forth above. The entirety of each candidate’s credentials is considered, and there are no specific minimum qualifications that must be met by a director nominee. The individual biographies of each of our current directors and nominees set forth above outlines each individual’s specific experiences, attributes and skills that qualify that person to serve on our Board.

The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. In fiscal year 2015, the Corporate Governance and Nominating Committee paid no fees to search firms in connection with locating Board candidates, but reimbursed Korn Ferry for expenses in the amount of $430 incurred in connection with consideration of possible Board candidates in fiscal year 2014.

Shareowners may recommend candidates for consideration by the Corporate Governance and Nominating Committee by writing to the Secretary of the Company at its headquarters in Troy, Michigan, giving the candidate’s name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. The Corporate Governance and Nominating Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees identified by the Company. No candidates for Board membership have been put forward for election at the 2016 Annual Meeting by shareowners or groups of shareowners holding 5% or more of the outstanding shares of Common Stock who have held such shares for over a year.

DIRECTOR COMPENSATION IN FISCAL YEAR 2015

The following table reflects compensation for the fiscal year ended September 30, 2015* awarded to, earned by or paid to each non-employee director who served during the fiscal year.

	Fees Earned
	or Paid in	Stock
	Cash[1]	Awards[2,3]
Name	($)	($)	Total[4] ($)
Joseph B. Anderson, Jr.	$103,750	$99,985	$203,735
Victoria B. Jackson Bridges	106,500	99,985	206,485
Rhonda L. Brooks	110,000	99,985	209,985
David W. Devonshire[5]	93,250	99,985	193,235
William J. Lyons	112,500	99,985	212,485
William R. Newlin	122,500	99,985	222,485
Thomas L. Pajonas	111,500	99,985	211,485
Lloyd G. Trotter	72,000	99,985	171,985
____________________

1	This column includes retainer fees, committee chairman fees, meeting fees and, for Mr. Newlin and Mr. Devonshire, the Lead Director fee earned in fiscal year 2015. This column does not include cash amounts paid in 2015 if such amounts were earned and reported in prior years, but deferred for future payment pursuant to the Deferred Compensation Policy for Non-Employee Directors.

2	Represents the grant date fair value of restricted shares of Common Stock (“restricted shares”) and restricted share units computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (“Form 10-K”), which is incorporated herein by reference. These amounts may not reflect the actual value realized upon settlement or vesting.

*	The Company’s fiscal year ends on the Sunday nearest September 30. For example, fiscal year 2015 ended on September 27, 2015, fiscal year 2014 ended on September 28, 2014, and fiscal year 2013 ended on September 29, 2013. For ease of presentation, September 30 is utilized consistently throughout this proxy statement to represent the fiscal year end.

3	The current non-employee directors held the following restricted shares of Common Stock and restricted share units granted under the 2010 Long-Term Incentive Plan, as amended and restated (“2010 LTIP”), at fiscal year-end 2015. There were no stock options outstanding at fiscal year-end 2015 that were held by non-employee directors.

Name	Restricted Shares	Restricted Share Units
Joseph B. Anderson, Jr.	37,287	0
Victoria B. Jackson Bridges	37,537	0
Rhonda L. Brooks	36,537	0
William J. Lyons	16,417	9,715
William R. Newlin	41,748	0
Thomas L. Pajonas	16,417	4,607
Lloyd G. Trotter	0	6,565

4	Perquisites did not exceed a value of $10,000 for any non-employee director in fiscal year 2015 and are therefore not included in this table.

5	Mr. Devonshire resigned from the Board in May 2015.

Narrative Description of Director Compensation

Only non-employee directors receive compensation for Board service. Directors who are also employees of Meritor or a subsidiary do not receive compensation for serving as a director. The Company also reimburses its directors for their travel and related expenses in connection with attending Board, committee and shareowners’ meetings.

The following types of compensation were earned by or paid to non-employee directors in fiscal year 2015:

Retainer Fees. Non-employee directors of Meritor receive a cash retainer at the rate of $90,000 per year for Board service. The chairs of the standing Board committees receive additional cash retainers in the following amounts per year: Audit Committee and Compensation Committee - $15,000; and Corporate Governance and Nominating Committee and Environmental and Social Responsibility Committee - $10,000. (As noted above, the Environmental and Social Responsibility Committee was discontinued in 2015, and no further cash retainer will be payable to a chair of that committee.) The Lead Director receives an additional annual retainer in the amount of $20,000.

Committee Meeting Fees. Non-employee directors receive fees of $1,500 for attendance at each standing and special committee meeting ($750 for each telephone meeting).

Equity-Based Awards. As part of our director compensation, each non-employee director is entitled to receive, immediately after the Annual Meeting of Shareowners, an equity grant equal to a value of approximately $100,000, in the form of restricted shares or restricted share units, at the director’s discretion. The restricted shares and restricted share units are granted under the 2010 LTIP and vest upon the earlier of (a) three years from the date of grant or (b) the date the director resigns or ceases to be a director by reason of the antitrust laws, compliance with the Company’s conflict of interest policies, or other circumstances the Board determines not to be adverse to the best interests of the Company, if the Board deems such restricted shares or restricted share units to be earned. Upon vesting, the holder of restricted share units is entitled to one share of Common Stock for each unit, and non-employee directors generally are entitled to receive a cash payment for dividend equivalents, if any dividends are paid, plus interest accrued during the vesting period. The equity grants to directors in 2015 were made on January 22, 2015 in the amount of 6,565 restricted shares or restricted share units, at the director’s discretion.

Deferrals. A director may elect to defer payment of all or part of the cash retainer and meeting fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year (provided sufficient shares are available under a plan covering director equity grants to accommodate this deferral option at the time of its election) to defer all or any portion of the cash retainer and meeting fees by electing to receive restricted shares or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer and meeting fees are valued at the closing price of Common Stock on the New York Stock Exchange – Composite Transactions reporting system (the “NYSE Closing Price”) on the date the fee payment would otherwise be made in cash. In fiscal year 2015, one director deferred cash payments to a later date and no directors elected to receive restricted shares or restricted share units in lieu of cash payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of fiscal year 2015, there have been no transactions or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any director or officer of the Company or member of their immediate family had or will have a direct or indirect material interest.

Various means are employed to solicit information about relationships or transactions involving officers and directors that could raise questions of conflict of interest. Annual questionnaires solicit information from directors and officers regarding transactions and relationships that could trigger SEC rules on disclosure of related-person transactions, as well as relationships and transactions that could impair a director’s independence under the listing standards of the New York Stock Exchange. Directors and officers have a continuing duty to update this information should any changes occur during the fiscal year. In addition, all salaried employees, including officers, and directors have a duty to report any known conflicts of interest that would violate the Company’s code of ethics (including policies regarding standards of business conduct and conflicts of interest; see Code of Ethics below). A toll-free ethics helpline is available for that purpose. Salaried employees, including officers, are also required to complete an annual certification that they are unaware of, or have reported, any such conflict of interest.

Although we have no written policy regarding review, approval or ratification of related person transactions, the Audit Committee under its charter has the authority to review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K. The Business Standards Compliance Committee (which is made up of management personnel) and the Audit Committee have responsibility for review of compliance by officers and other employees with the code of ethics, including conflict of interest provisions, and the Corporate Governance and Nominating Committee has similar responsibility with respect to compliance by directors. If a transaction or relationship involving an officer or director were to be reported through the toll-free ethics helpline, annual compliance certifications, questionnaires or otherwise, the Audit Committee, with the assistance of the Business Standards Compliance Committee, would investigate and consider all relevant facts and circumstances, including the nature, amount and terms of the transaction; the nature and amount of the related person’s interest in the transaction; the importance of the transaction to the related person and to the Company; whether the transaction would impair the judgment of a director or officer to act in the Company’s best interest; and any other facts involving the transaction that the Audit Committee deems significant, and would then take appropriate action. Transactions will not be approved under the code of ethics if they are not in the Company’s best interests. Any Committee member who is a related person in connection with a transaction would not participate in consideration of that transaction.

CORPORATE GOVERNANCE AT MERITOR

Meritor is committed to good corporate governance. The foundation of our corporate governance principles and practices is the independent nature of our Board of Directors and its primary responsibility to Meritor’s shareowners. Our corporate governance guidelines have been in place since the Company’s creation in 1997. The guidelines are reviewed periodically by the Corporate Governance and Nominating Committee, and changes are recommended to the Board for approval as appropriate. We will continue to monitor developments and review our guidelines periodically, and will modify or supplement them when and as appropriate. Our current Corporate Governance Guidelines are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.” Our Corporate Governance Guidelines and practices are summarized below.

Board Independence

●	Independent directors must comprise at least a majority of the Board and, as a matter of policy, a substantial majority of the Board should be independent directors. The Board has adopted criteria for independence based on the definition used in the listing standards of the New York Stock Exchange.

●	The Corporate Governance and Nominating Committee reviews the independence of each director annually.
●	Only independent directors serve on the Board’s standing committees.

Board Composition

●	The Board should consist of a sufficient number of directors to represent various viewpoints and areas of expertise, but not be so large as to impair its ability to function efficiently. In general, the Board consists of nine to 13 members, but may be smaller or larger to address special circumstances.

●	Board Membership Criteria have been adopted by the Board and are reviewed for appropriateness at least every three years. Board nominees are screened and recommended by the Corporate Governance and Nominating Committee and approved by the full Board. (See Director Qualifications and Nominating Procedures above for information on Board selection criteria.)

●	Committee membership is reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives.
●	Committee chairs and the Lead Director are normally rotated at least once every four years. A director usually serves on a committee at least 12 months before becoming its chair, and a former chair normally serves on a committee for at least 12 months after retiring as chair. Exceptions are made in appropriate circumstances. The Board may deviate from this policy where it determines that such deviation is in the best interest of the Board and of a particular committee.

●	Directors should not serve on the boards of more than three other public companies, unless the Board has determined that such service does not impair the ability of the director to serve effectively.
●	Except for any directorships already held as of April 26, 2012 (the date of adoption of this provision), (i) the Chief Executive Officer of the Company should not ordinarily serve on the boards of any other public companies during the first two years of tenure as Chief Executive Officer and thereafter should not ordinarily serve on more than one other public corporation board, unless the Board of Directors, in each case, determines that such simultaneous service would not impair the ability of the Chief Executive Officer to serve the Company and the Board effectively; and (ii) any director should not join the board of another public company unless the Corporate Governance and Nominating Committee and the Board determine that such service would not conflict with service on the Company’s board or a Company policy.

●	The Corporate Governance Guidelines establish the following expectations regarding director tenure:
●	Non-employee directors are required to offer not to stand for re-election if they are age 72 at the time of re-election or will reach age 72 during their new term. The Corporate Governance and Nominating Committee decides whether continued Board service is appropriate and, if so, the length of the next term.

●	Directors whose job responsibilities change significantly during their Board service, or who retire from the position they held when elected to the Board, are required to offer to resign. The Corporate Governance and Nominating Committee reviews the appropriateness of continued Board membership.

●	When the Chief Executive Officer retires or resigns from that position, he is expected to offer his resignation from the Board. The Board and the successor Chief Executive Officer determine whether continued Board service is desirable and appropriate.

●	Under the Company’s majority vote policy, any nominee for director who receives a greater number of “withheld” votes than “for” votes in an uncontested election is required to tender his resignation after the certification of the election results. The Corporate Governance and Nominating Committee considers the resignation and recommends to the Board what action should be taken. The Board is required to take action and publicly disclose the decision and its underlying rationale within 90 days of certification of the election results.

Key Responsibilities of the Board

●	The Company’s long-term strategic goals and plans are discussed in depth by the Board at least annually.
●	The non-employee directors select the Chief Executive Officer of the Company and meet at least annually to evaluate the Chief Executive Officer’s performance against long-term goals and objectives established by the Compensation Committee. This evaluation is used in the Compensation Committee’s consideration of the Chief Executive Officer’s compensation.

●	Management development and succession plans are reviewed annually, including Chief Executive Officer succession plans.

Board and Committee Meetings

●	The Board has appointed a Lead Director who chairs executive sessions, serves as liaison with the Chief Executive Officer and the Executive Chairman and participates in development of meeting agendas.
●	Board and committee meeting agendas are developed through discussions with management and the Lead Director and/or committee chair, and are focused on business performance and strategic issues, leadership, and recent developments.

●	Agendas are distributed in advance so directors are aware of matters to be discussed and can recommend additional items.
●	Presentation materials are generally made available to Board and committee members for review in advance of each meeting. If the subject matter is too sensitive for advance distribution of materials, directors are advised in advance of the subject matter and issues to be considered and are given ample time to deliberate on proposed actions.

●	Directors are expected to attend, prepare for and participate in meetings. The Corporate Governance and Nominating Committee monitors each director’s attendance and addresses any issues that arise.
●	Non-employee directors meet in private executive sessions during each regular Board meeting. The Lead Director chairs these meetings and communicates the results of the sessions to the Chief Executive Officer and the Executive Chairman.

●	Minutes of each committee meeting are provided to each board member, and the chair of each committee reports at Board meetings on significant committee matters.
●	Information and data important to understanding the business, including financial and operating information and factors affecting the Company’s strategic plans and outlook, are distributed regularly to the Board.

Board Performance and Operations

●	The Corporate Governance and Nominating Committee, which is composed solely of independent directors, is responsible for corporate governance and Board practices, and formally evaluates these areas periodically.

●	Each Board committee has a detailed charter outlining its responsibilities, as described above under the heading Board of Directors and Committees - Committees.
●	The Board and its committees have the authority to hire such outside counsel, advisors and consultants as they choose with respect to any issue related to Board activities. Directors also have full access to Company officers and employees and the Company’s outside counsel and auditors.

●	To enhance Board effectiveness, the Corporate Governance and Nominating Committee conducts annual self-evaluations of the Board’s performance. In addition, informal reviews of individual performance are conducted periodically. Results are shared with the Board, and action plans are formulated to address any areas for improvement.

Director Education

●	Each new director is provided a program of orientation to the Company’s business, which includes discussions with each business and functional head, background materials on the Company’s financial condition and business, and a facility tour.

●	The continuing education process for Board members includes review of extensive informational materials, meetings with key management and visits to Company facilities.
●	Meeting agendas regularly include discussions of business environment, outlook, performance and action plans for the various business segments.
●	Board members may request presentations on particular topics and specific facility visits to educate them and update their knowledge as to the Company, its industry and markets, the responsibilities of directorship and other topics of interest.

●	Each director is encouraged to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors.
●	In each fiscal year, at least one director is required to attend a director education seminar. In fiscal year 2015, two directors each attended one or more of such seminars.

Alignment with Shareowner Interests

●	A portion of director compensation is equity-based and therefore tied to the Company’s stock performance. Directors can also elect to receive their cash retainer fees in the form of restricted shares or restricted share units.

●	The Compensation Committee and the Board oversee executive compensation programs to assure that they are linked to performance and increasing shareowner value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines. (See Executive Compensation - Compensation Discussion and Analysis below.)

●	Senior management meets regularly with major institutional investors and shareowners and reports to the Board on analyst and shareowner views of the Company.
●	The Board has adopted stock ownership guidelines for non-employee directors to further the direct correlation of directors’ and shareowners’ economic interests. In 2012, the Board modified the methodology of these requirements from a set number of shares to a multiple of the non-employee director’s cash retainer. Each non-employee director is required to own shares of Common Stock, restricted shares or restricted share units with a market value equal to at least five times the annual cash retainer, effective the later of (i) five years from the date of his or her initial election to the Board and (ii) five years from the date of original adoption of this provision in the Corporate Governance Guidelines (September 13, 2012).

CODE OF ETHICS

All Meritor employees, including our Chief Executive Officer, Executive Chairman, Chief Financial Officer and other executive officers and our Controller, are required to comply with our corporate policies regarding standards of business conduct and conflicts of interest. These policies have been in place since the Company’s creation in 1997. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The Audit Committee has oversight responsibility with respect to compliance by employees. The Board of Directors is also required to comply with these policies, and the Corporate Governance and Nominating Committee is responsible for monitoring compliance by directors.

Employees are obligated to report any conduct that they believe in good faith to violate these policies. Employees may submit concerns or complaints regarding ethical issues on a confidential basis to our ethics helpline, by means of a toll-free telephone call or e-mail. The Office of the General Counsel investigates all concerns and complaints. Employees may also contact the Board of Directors or the Audit Committee directly on these issues. See Communications with the Board of Directors below.

Meritor’s ethics manual, including the text of the policies on standards of business conduct and conflicts of interest, is posted in the section headed “Investors – Corporate Governance” on our website, www.meritor.com. We will post on our website any amendment to, or waiver from, a provision of our policies that applies to our Chief Executive Officer, Chief Financial Officer or Controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

The following table shows the beneficial ownership, reported to us as of October 31, 2015, of Common Stock of (a) each director, (b) each executive officer listed in the table under Executive Compensation - Summary Compensation Table below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding Common Stock.

Beneficial Ownership as of October 31, 2015

			Percent of
			Outstanding
Name	Number of Shares(1)		Common Stock(2)
Joseph B. Anderson, Jr.	90,142	(3)	*
Victoria B. Jackson Bridges	93,766	(3)	*
Rhonda L. Brooks	94,121	(3)	*
William J. Lyons	32,100	(3)	*
William R. Newlin	288,845	(3)(4)	*
Thomas L. Pajonas	16,417	(3)	*
Lloyd G. Trotter	0		*
Jeffrey A. Craig	320,641	(5)	*
Ivor J. Evans	299,345	(3)(6)	*
Kevin A. Nowlan	46,621	(5)	*
Timothy J. Heffron	17,395	(5)(7)	*
Joseph A. Plomin	57,175	(5)	*
Chris Villavarayan	22,983	(5)(7)	*
All of the above and other executive officers
as a group (15) persons	1,386,422	(3)(4)(5)(6)(7)	1.49%
____________________

*	Less than one percent.

(1)	Each person has sole voting and investment power with respect to the shares of Common Stock listed unless otherwise indicated.

(2)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares of Common Stock owned by that person and the number of shares of Common Stock outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through trust arrangements), in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(3)	Includes restricted shares awarded under the Company’s long-term incentive plans. Restricted shares are held by the Company until certain conditions are satisfied.

(4)	Includes 6,860 shares of Common Stock held by a trust of which Mr. Newlin’s spouse is beneficiary. In addition, includes 47,942 shares of Common Stock held in a grantor’s annuity trust of which Mr. Newlin is trustee and settlor and his children are beneficiaries.

(5)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares of Common Stock owned includes the following numbers of shares of Common Stock that may be acquired upon vesting of restricted share units within 60 days: 60,750 units for Mr. Craig; 5,840 units for Mr. Nowlan; 5,840 units for Mr. Heffron; 9,350 units for Mr. Plomin; 4,670 units for Mr. Villavarayan; and 89,950 units for all directors and executive officers as a group. Does not include restricted share units or performance share units granted under the Company’s stock plans and held as of October 31, 2015, that do not vest within 60 days.

(6)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 233,333 shares for Mr. Evans; and 233,333 shares for all directors and executive officers as a group.

(7)	Includes shares beneficially owned under the Company’s Savings Plans.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee

Victoria B. Jackson Bridges, Chair
William J. Lyons
William R. Newlin
Lloyd G. Trotter

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the four independent directors listed above. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. During fiscal year 2015, no member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In fiscal year 2015, none of the Company’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this section of the proxy statement is to provide information about our compensation programs and how they relate to the compensation of the Named Executive Officers, as defined below. The Named Executive Officers are the senior members of management listed or discussed in the compensation tables and other sections included in this proxy statement. The qualitative information and rationales regarding our compensation policies and practices described below are intended to provide a better understanding of the quantitative information regarding each Named Executive Officer found in the tables and narratives that follow this section.

Executive Summary

The main components of Meritor’s executive compensation program are annual salary, annual incentives and long-term incentives. The Compensation Committee believes in a “pay for performance” philosophy under which executives are rewarded for performance against objective standards and, as part of that philosophy, continues to examine the Company’s executive compensation program and make changes accordingly. The actions taken by the Compensation Committee in 2015 reflect that philosophy.

Recent actions taken by the Compensation Committee to update and improve the Company’s compensation practices include:

●	Changes to Compensation Levels due to Transition of Leadership. As discussed below under the heading “Elements of the Meritor Compensation Program – Components,” in April 2015, Mr. Evans, formerly the Chairman and Chief Executive Officer, assumed the title of Executive Chairman of the Board, and Mr. Craig, formerly President and Chief Operating Officer, assumed the title of Chief Executive Officer and President. (See Board of Directors and Committees – Board Leadership Structure above for further information.) This arrangement is the first step in the transition of leadership from Mr. Evans to Mr. Craig, and was accompanied by adjustments to their compensation to reflect their revised roles. (See “Summary

Compensation Table” below for information on total compensation for Mr. Evans and Mr. Craig in 2015, reflecting this mid-year adjustment.) The are no current plans to fill the position of Chief Operating Officer, which is vacant after these changes. It is expected that further changes will occur in the future as the transition moves to completion, and that Mr. Evans’ compensation will be appropriately reduced, while that of Mr. Craig and the leaders of the Company’s business and functional units will be correspondingly increased, to reflect the transfer of leadership and operational responsibilities.

●	Continued 100% Equity-Based Long-Term Incentives Going Forward. For the fiscal 2014-2016 and fiscal 2015-2017 performance cycles, the Compensation Committee had made awards that were entirely equity-based. Fiscal 2014-2016 awards were 100% performance-based, in the form of performance share units, as described below. Fiscal 2015-2017 awards were 70% performance-based, in the form of performance share units, and 30% service-based, in the form of restricted share units, as described below. In November 2015, the Compensation Committee continued this practice, granting 100% equity-based long-term incentives for the fiscal 2016-2018 performance cycle, except as described below for the chief executive officer. These awards generally are 60% performance-based, in the form of performance share units, and 40% service-based, in the form of restricted share units. For the chief executive officer, the 60% performance-based component is composed of performance share units and a performance-based cash award under the 2010 LTIP, both tied to the same performance goals. The Compensation Committee believes the mix of awards for the executives will promote achievement of performance goals and provide retention incentives to key management personnel.

●	Updated Peer Group Analysis. The Compensation Committee annually assesses the competitiveness of the Company’s executive compensation compared to that of similar companies, as described below under the heading “Market Analysis and Benchmarking.” In July 2015, the Compensation Committee engaged its compensation consultant to evaluate the Company’s peer group to ensure that it is appropriate in light of the Company’s current situation. This evaluation resulted in the replacement of one peer company with another, and the results of this evaluation were used in the Compensation Committee’s review of executive compensation in November 2015, for fiscal year 2016.

Administration of Executive Compensation Program

The Compensation Committee has overall responsibility for executive compensation, including administration of equity compensation plans. (See Board of Directors and Committees above for information on the Compensation Committee’s members, charter and meetings in fiscal year 2015.) As part of this responsibility, the Compensation Committee evaluates the performance of the Chief Executive Officer and the Executive Chairman and determines their compensation in light of the goals and objectives of the Company and the executive compensation program.

The Compensation Committee retained Pay Governance LLC as a compensation consultant (the “consultant”) in fiscal year 2015. Prior to engaging the consultant, the Compensation Committee assessed their independence under the standards set forth in the rules under the Exchange Act and the listing standards of the New York Stock Exchange. The Committee concluded that such standards were satisfied and no conflict of interest existed.

The consultant provides information on current compensation trends, develops competitive market data and provides objective recommendations as to the design of the compensation program, including the form and mix of award vehicles, the type of performance criteria and the level of award targets. The Compensation Committee directly engages the consultant, which also assists the Corporate Governance and Nominating Committee with respect to directors’ compensation. The consultant performs no other services for the Company or management.

The Compensation Committee seeks and considers input from senior management in many of its decisions, and the consultant confers and collaborates with senior management in developing its compensation recommendations. Senior management regularly participates in the Compensation Committee’s activities in the following ways:

●	The Chief Executive Officer and the Executive Chairman report to the Compensation Committee with respect to their evaluation of the performance of the Company’s senior executives, including the other Named Executive Officers that report to the Chief Executive Officer. The Chief Executive Officer, together with the Executive Chairman and the Vice President, Human Resources, and Chief Information Officer, makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards.

●	The Vice President, Human Resources, and Chief Information Officer participates in the development of the compensation program, including formulation of performance objectives and targets for incentive compensation, and oversees its implementation and interpretation, in each case carrying out the direction of the Compensation Committee and the recommendations of the consultant. He also assists the Chair of the Compensation Committee in developing meeting agendas and oversees preparation and distribution of pre-meeting informational materials on the matters to be considered.

●	The Chief Financial Officer is responsible for evaluating the tax, financial and accounting aspects of certain compensation decisions, as appropriate. He participates in developing financial objectives and targets for performance-based incentive compensation and oversees calculation of payout and vesting levels, in accordance with plan design and the direction of the Compensation Committee.

Executive Compensation Philosophy and Objectives

The Compensation Committee’s compensation philosophy is to “pay for performance.” The fundamental objectives of the Company’s executive compensation program are: (1) to attract, retain and motivate high caliber executives necessary for Meritor’s leadership and growth; (2) to recognize company and individual performance through evaluation of each executive’s effectiveness in meeting strategic and operating plan goals; and (3) to foster the creation of shareowner value through close alignment of the financial interests of executives with those of Meritor’s shareowners.

The Compensation Committee uses several basic practices and policies to carry out its philosophy and to meet the objectives of Meritor’s executive compensation program:

●	Competitive Compensation Packages. In order to attract and retain talented executives, the Compensation Committee designs total compensation packages to be competitive with those of other companies with which Meritor competes for talent, using benchmarking studies to determine market levels of compensation, as described below.

●	Performance-Based Compensation. A significant portion of each Named Executive Officer’s total potential compensation is performance-based, i.e., the compensation is at risk because it is contingent on achieving strategic and operating plan goals that are intended to improve shareowner return. These goals are established to recognize Company performance against specified targets. The remainder of the compensation of the Named Executive Officers is comprised of base salary and service-based restricted shares or restricted share units. Annual incentives are 100% performance-based, as discussed in detail below under the heading “Elements of the Meritor Compensation Program – Components.” With respect to long-term incentives, for the three-year cycle beginning in fiscal 2015, 70% of the awards are performance-based, in the form of performance share units, and 30% of the awards are service-based, in the form of restricted share units. The Compensation Committee revised this approach for the three-year cycle beginning in fiscal 2016, making 60% of the awards performance-based, in the form of performance share units (and for the chief executive officer, performance-based cash awards), with the remaining 40% of the awards service-based, in the form of restricted share units.

●	Equity Awards and Stock Ownership Requirements. A portion of incentive compensation for executives is often comprised of equity and equity-based awards, which is intended to align the interests of the Company’s executives with those of shareowners. As noted above, all of the awards for the cycles beginning in 2014, 2015 and 2016 (except a portion of the 2016-2018 performance cycle award for the chief executive officer) are equity-based, in the form of performance share units and restricted share units. In addition, metrics used for performance-based incentives are intended to align the interests of executives with those of shareowners. Senior executives are also required under the Company’s stock ownership guidelines to own shares of Common Stock (including share equivalents) equal to a specified multiple of their salary.

Market Analysis and Benchmarking

The Compensation Committee assesses the competitiveness of Meritor’s compensation program, using data and studies compiled and provided by the consultant. The consultant provides a detailed annual competitive pay study. As part of the assessment process, the Compensation Committee compares the amount of each component and the total amount of direct compensation (defined below) for each executive officer with that of other peer companies in the durable goods manufacturing sector, including companies in the automotive sector, which have executive officer positions comparable to the Company’s and with which the Company may compete for talented executives. The Compensation Committee engaged the consultant in July 2014 to evaluate the Company’s peer group to ensure that it is appropriate in light of the Company’s current situation, and the results of this evaluation were used in the Compensation Committee’s review of executive compensation in fiscal year 2015*.

The peer group for the competitive analysis for fiscal year 2015 includes the following 20 companies (“peer group”):

American Axle & Manufacturing Holdings, Inc.	Oshkosh Corporation
BorgWarner Inc.	SPX Corporation
Dana Holding Corporation	Tenneco Inc.
Federal-Mogul Holdings Corporation	The Timken Company
The Greenbrier Companies, Inc.	Tower International, Inc.
Hyster-Yale Materials Handling, Inc.	Trinity Industries, Inc.
ITT Corporation	Visteon Corporation
Kennametal Inc.	WABCO Holdings Inc.
The Manitowoc Company, Inc.	Wabash National Corporation
Modine Manufacturing Company	Westinghouse Air Brake Technologies Corporation

See “Elements of the Meritor Compensation Program – Overview and Analysis” below for information on how the Compensation Committee uses this peer group data in setting compensation.

The Compensation Committee (or the Board of Directors, as appropriate) may also consider practices at other companies with respect to other elements of compensation, such as perquisites, retirement plans and health and welfare benefits, in assessing the competitiveness and cost effectiveness of the Company’s programs. Any such studies are done on a case-by-case basis, as needed, and may use a group of comparator companies identified at the time by the consultant or other advisors.

Elements of the Meritor Compensation Program

Overview and Analysis

The primary components of Meritor’s executive compensation program are base salary, annual incentives and long-term incentives, referred to herein as “direct compensation.” The aggregate of these components (i.e., the total compensation package), and the relative levels of equity and non-equity compensation that comprise direct compensation, are generally targeted in relation to competitive market rates among peer group companies, as described above. Although the Compensation Committee targets the median for the total package of direct compensation for an individual, particular elements of direct compensation may be either below or above the median, provided they are offset by other elements of direct compensation.

With this principle in mind, the Compensation Committee approves variations from peer group revenue-adjusted median, or 50th percentile, base salary levels for some individuals based on their responsibilities, experience, expertise and performance. In addition, when recruiting new executives, base salary may be set at a premium above the median of the peer group, in order to attract the most qualified candidates.

*	As noted above under the heading “Executive Summary,” this evaluation was updated in July 2015, and a revised peer group was utilized in the Compensation Committee’s review of executive compensation for fiscal year 2016.

The Compensation Committee also believes that individuals should have an opportunity to earn above-median rewards for superior performance. Therefore, while the Compensation Committee looks at the median of the peer group in terms of the target annual and long-term incentive award for each position, it identifies a maximum potential payout for each position that would be significantly above median if maximum performance objectives are achieved. The range of potential payouts on annual and long-term incentives is described below, under the heading “Components.”

Each year, the Compensation Committee determines the appropriate mix among the components of direct compensation, and the appropriate mix of equity versus non-equity awards and performance-based versus service-based awards. However, the program contemplates that a significant portion of each executive’s direct compensation is performance-based and therefore is at risk. Performance-based awards, whether in the form of equity or non-equity, are tied to achievement of goals that are intended to improve, or reflect improvements in, shareowner value (see the performance-based awards described under the heading “Components” below).

In conjunction with setting compensation for fiscal year 2015, the Compensation Committee reviewed past pay-for-performance results over the tenure of each officer. The Compensation Committee was also aware of the potential value of outstanding long-term incentives, including the likelihood of their payout and vesting (based on achievement of performance objectives to date and on the levels of payout and vesting of past awards). This information was also implicit in the overall plan design used by the consultants in making recommendations for fiscal year 2015 compensation.

In addition to direct compensation, special hiring or retention incentives have been put in place for certain executives, to motivate them to join the Company or to continue their employment. Executive officers also receive health and welfare benefits and are entitled to participate in the Company’s pension plans and savings plans on substantially the same basis as other employees.

Each component of the executive compensation program is discussed below.

Components

Base Salary. The Compensation Committee generally reviews and sets base salaries for the executive officers each fiscal year, customarily at its November meeting. Annual salary increases, if any, for executive officers are based on evaluation of each individual’s performance and on his or her level of pay compared to that for similar positions at peer group companies, as indicated by the consultant’s reports and survey data.

The Compensation Committee from time to time also reviews and adjusts base salaries for executive officers at the time of any promotion or change in responsibilities. Mr. Evans and Mr. Craig received salary adjustments in April 2015, which were based on a plan for the transition of leadership of the Company from Mr. Evans (who assumed the title of Executive Chairman) to Mr. Craig (who assumed the title of Chief Executive Officer in addition to his position as President). In connection with the transition, Mr. Evans’ compensation was reduced, and Mr. Craig’s compensation was increased, to reflect the beginning of the transfer, with this reallocation resulting in no incremental compensation cost to the Company. As implementation of the transition plan continues, it is expected that Mr. Evans’ and Mr. Craig’s compensation will be further adjusted to reflect the assumption by Mr. Craig of additional responsibilities formerly held by Mr. Evans.

Annual Incentives. The Incentive Compensation Plan, as amended (“ICP”), was last approved by the Company’s shareowners in January 2015. At that time, the ICP was amended and restated to (1) add a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct, and (2) reflect the change in the name of “ArvinMeritor, Inc.” to “Meritor, Inc.” The performance goals of the ICP were also approved by shareowners at that time, for purposes of Section 162 (m) of the IRC.

Under the ICP, most employees (including the Named Executive Officers) can earn annual incentive payouts based on Company and/or business segment performance against goals established by the Compensation Committee at the beginning of the Company’s fiscal year. The annual incentive goals for fiscal year 2015 were based on the following two performance measures, which are defined as set forth below:

Adjusted EBITDA	=	earnings (loss) before interest, income taxes, depreciation and amortization, non-controlling interest in consolidated joint ventures, loss on sale of receivables, restructuring expenses and asset impairment charges and other special items (including voluntary pension buyouts)

Free cash flow	=	cash flows provided by (used for) operating activities from continuing operations, less capital expenditures of continuing operations, including planned restructuring payments and discontinued operations and before voluntary pension buyouts

These two components (adjusted EBITDA and free cash flow) are equally weighted for the purposes of potential annual incentives, and each metric is independent of the other. The Compensation Committee chose these measures because adjusted EBITDA and free cash flow align with the Company’s financial objectives, and also because they are commonly used by the investment community to analyze operating performance and entity valuation and, as such, are factors in the value of shareowners’ investment in the Company.

In November 2014, the Compensation Committee also established target awards, stated as a percentage of base salary, for executive officers, including Messrs. Craig, Evans and Nowlan. The Compensation Committee reviewed the structure of awards for other key employees, including Messrs. Heffron, Plomin and Villavarayan, who were not executive officers of the Company at that time*. Target awards for fiscal year 2015 were 100% for Mr. Craig**; 100% for Mr. Evans; 70% for Mr. Nowlan; 55% for Mr. Heffron; 55% for Mr. Plomin; and 55% for Mr. Villavarayan. See the table under the heading Grants of Plan-Based Awards in Fiscal Year 2015 below for information on the target, minimum and maximum awards for each Named Executive Officer for fiscal year 2015.

To determine whether annual incentive awards are paid, performance for the year is measured against specified target levels for each component. The target for 100% annual incentive achievement was based on achieving the levels of adjusted EBITDA and free cash flow defined in the Company’s annual operating plan (“AOP”). Performance of at least 70% of the AOP levels for adjusted EBITDA, and generating at least $50 million of free cash flow, are required to achieve a payout.

The following chart summarizes payout calculations for each portion of the incentive payment:

		Payout
	Adjusted EBITDA	(% of Target Award)	Free Cash Flow
Maximum	$438 million	200%	$208 million
Target	$365 million	100%	$135 million
Threshold	$256 million	25%	$ 50 million

The calculated award for an individual cannot exceed 200% of his or her target award. The Committee has discretion to adjust an award once it is calculated (either upward by up to 50% or downward by up to 100%), or to make an additional award, to reflect individual performance or special achievements. However, for Named Executive Officers, only downward adjustments are permitted by the ICP. Under the terms of the ICP, no discretionary increase in an award may be made for a Named Executive Officer.

*	The Compensation Committee established the specific awards for these individuals for fiscal year 2016.

**	The target award for Mr. Craig was set at 85% in November 2014, but was increased to 100% in April 2015 in connection with his appointment as Chief Executive Officer.

In fiscal year 2015, the Company exceeded the threshold levels, and were slightly below the target levels, for adjusted EBITDA and free cash flow. Consistent with the performance measures established by the Compensation Committee, the calculations of 2015 performance excluded certain unplanned restructuring actions taken to mitigate economic downturns in developing markets, the unplanned closure of one of the Company’s United States facilities, and voluntary pension buyouts. Accordingly, the Compensation Committee approved annual incentive payouts to the Named Executive Officers based on a 78.5% payout of the adjusted EBITDA performance objective and 91.7% payout of the free cash flow performance objective for fiscal year 2015. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table below for total payouts of annual incentives to the Named Executive Officers for fiscal year 2015.

As has been the practice in prior years, the Compensation Committee also provided a pool of $500,000 to be awarded by the Chief Executive Officer and the Executive Chairman to individual employees on the basis of outstanding performance or significant achievements. None of this pool was allocated to the Named Executive Officers.

Long-Term Incentives

Overview. The Compensation Committee provides long-term incentives to key employees, including the Named Executive Officers, which are tied to various performance or service objectives over three-year cycles. Each year, the Compensation Committee considers the types of award vehicles to be used and the performance or service objectives and targets on which payout of each type of award depends. The Company has used a number of long-term incentive plans for awards in the past, most recently the 2010 LTIP. The Company’s shareowners approved the 2010 LTIP in January 2010 to govern awards going forward and approved amendments to the 2010 LTIP to increase the number of shares available for grant in January 2011 and January 2014.

Types of Awards. The Compensation Committee selects the types and mix of awards for long-term incentives each year after reviewing the consultant’s report and survey data on peer group compensation, market practices, shares available for grant under the Company’s long-term incentive plans, and goals to be achieved. The Compensation Committee has used two types of awards in the past three years, awards under performance plans and restricted share units, as further described below. Both are intended to align management’s interests with those of shareowners, either through performance objectives tied to metrics that reward creation of shareowner value, or equity and equity-based awards, or both.

●	Awards under Performance Plans. Historically, when the Compensation Committee established a performance plan, it designated a three-year performance period and established performance objectives, and related metrics and targets, for the three-year cycle of the plan. However, the Compensation Committee modified this approach in 2009. The global economic recession in 2009 led the Compensation Committee to believe that, although a three-year plan continued to be appropriate in order to reward long-term incentives, it would be difficult to set a three-year performance target. Accordingly, for cash performance plans with cycles beginning in fiscal 2009 through 2013, including the fiscal 2013-2015 cycle, the Compensation Committee adopted three-year plans with the flexibility of setting separate one-year targets within the three-year cycle. The targets would be determined at the beginning of each one-year period within the three-year performance cycle and based on adjusted EBITDA as a percent of total sales (“EBITDA margin”). EBITDA margin is believed to correlate to shareowner value and contribute to strong cash flow and debt reduction. EBITDA margin targets also simplify internal reporting, provide a stronger linkage to the targeted performance of operational personnel, and are communicated to investors and analysts on a regular basis. While performance would be measured annually, no payments would be made until the end of the applicable three-year performance period.

For the fiscal 2013-2015 cycle, the award payment is further subject to a “penalty.” The final award for these cycles is calculated at the end of the three-year period by averaging the percentage of award earned in each year of the cycle. In any year in the three-year cycle, if EBITDA margin is at or below the level that is identified at the beginning of the year as the “penalty threshold,” the percentage of award earned for that year will be a negative number, up to a maximum of -50%, which will reduce the final award for the three-year cycle. This is in order to ensure that even though targets are set at the beginning of each year and performance for each year determined at the end, the award for the total three-year period more fully reflects total performance over the three-year period. If the EBITDA margin is between the “threshold” and the “penalty threshold” for any year, the percentage of award earned for that year will be 0%. The percentage of award earned is calculated each year, but the final award, including the impact of any penalty, is calculated, and payouts are made, at the end of the three-year cycle.

The cash performance plan comprised 80% of the total award for the fiscal 2013-2015 performance cycle, with the remaining 20% consisting of service-based restricted share units, the terms of which are described below under the heading “Restricted Shares or Restricted Share Units.”

In November 2013, the Compensation Committee determined that it was appropriate to return to the three-year performance period for cycles beginning with fiscal 2014 with no separate one-year measurement periods. The Committee also determined to revise the performance objectives, targets and metrics going forward, as appropriate under the circumstances at the time. The following awards were made for performance cycles beginning in fiscal 2014 and fiscal 2015:

○Fiscal 2014-2016 performance cycle: Awards were 100% equity-based and were 100% performance-based, in the form of performance share units. Earning of payouts on awards is based on achieving targets over the three-year performance cycle related to EBITDA margin (50% of the award); improvement in the Company’s net debt (25% of the award); and new business wins (25% of the award), in each case subject to certain terms and conditions.

○Fiscal 2015-2017 performance cycle: Awards were again 100% equity-based, of which 70% were performance-based, in the form of performance share units. Earning of payouts on the performance share units is based on achieving targets over the three-year performance cycle related to EBITDA margin (75% of the award) and earnings per share (25% of the award), in each case subject to certain terms and conditions. (The remaining 30% of awards were service-based, in the form of restricted share units, the terms of which are described below under the heading “Restricted Shares or Restricted Share Units.”)

For each performance cycle, the Compensation Committee also establishes target awards, stated as dollar amounts, for each of the Named Executive Officers. Participants can earn awards at the end of the three-year performance period, which may vary from 0% to 200% of target awards, based on actual performance against specified levels. No awards may be earned unless the threshold for payout over the period is met as set forth below. No earnings are accrued or paid on these awards. For the cash plan for the fiscal 2013-2015 cycle, at the discretion of the Compensation Committee, payments may be made in cash or wholly or partly by delivering shares of Common Stock valued at the fair market value on the last trading day of the week preceding the day the Compensation Committee determines to make payments in the form of shares. For the performance share units awarded for the fiscal 2014-2016 and fiscal 2015-2017 cycles, payouts are intended to be in the form of Common Stock. However, in all cases, payout will be in the form of cash, not in the form of shares of Common Stock, if there is not a sufficient number of authorized shares remaining in the 2010 LTIP to make such payouts, or if applicable grant limitations in the 2010 LTIP restrict payout in shares.

○Fiscal 2013 – 2015 Performance Period

The targets and potential payouts for the fiscal 2013-2015 cycle were as follows:

For fiscal year 2013:

	EBITDA Margin for	% of Award Earned
	Fiscal Year 2013	and Paid Out
Penalty Floor	4.8%	-50%
Penalty Threshold	5.8%	0%
Threshold Payout	6.3%	50%
Target Payout	7.3%	100%
Maximum Payout	8.3% or higher	200%

For fiscal year 2014:

	EBITDA Margin for	% of Award Earned
	Fiscal Year 2014	and Paid Out
Penalty Floor	5.5%	-50%
Penalty Threshold	6.5%	0%
Threshold Payout	7.0%	50%
Target Payout	8.0%	100%
Maximum Payout	9.0% or higher	200%

For fiscal year 2015:

	EBITDA Margin for	% of Award Earned
	Fiscal Year 2015	and Paid Out
Penalty Floor	6.8%	-50%
Penalty Threshold	7.8%	0%
Threshold Payout	8.3%	50%
Target Payout	9.3%	100%
Maximum Payout	10.3%	200%

See “Fiscal Year 2015 Long-term Incentive Payouts” below for information on achievement of targets and actual payouts for this cycle.

For cycles in progress for which it is still possible to earn an award, the following charts summarize the potential payouts at different levels of performance of the applicable objective:

○Fiscal 2014 – 2016 Performance Period

	EBITDA Margin	Net Debt Reduction	New Business Wins	% of Award Earned
	(50% of award)	(25% of award)	(25% of award)	and Paid Out
Threshold Payout	8.0%	$200 million	$250 million	0%
Target Payout	10.0%	$400 million	$500 million	100%
Maximum Payout	12.0% or higher	$600 million	$750 million	200%

○Fiscal 2015 – 2017 Performance Period
	EBITDA Margin	Earnings per Share	% of Award Earned
	(75% of award)	(25% of award)	and Paid Out
Threshold Payout	10.0%	$1.75	50%
Target Payout	10.5%	$2.05	100%
Maximum Payout	11.5% or higher	$2.35	200%

●Restricted Shares or Restricted Share Units. Historically, as part of long-term incentive awards, the Compensation Committee granted restricted shares or restricted share units that are subject to forfeiture if the grantee does not continue as an employee of Meritor or a subsidiary or affiliate of Meritor for a restricted period of at least three years (subject to certain exceptions in the event of death, disability or retirement). Restricted shares have all the attributes of outstanding shares of Common Stock during the restricted period, including voting and dividend rights, except that the shares are held by the Company and cannot be transferred by the grantee. Cash dividends, if any, during the restricted period are reinvested in additional restricted shares, which will vest or be forfeited at the same time as the underlying shares. Restricted share units represent the right to receive one share of Common Stock upon the vesting date, subject to certain terms and conditions. Dividends during the restricted period are not paid or accrued on restricted share units.

Grants of service-based restricted share units were made for the fiscal 2013-2015 cycle, comprising 20% of the total awards for that cycle, but were not generally made for the fiscal 2014-2016 cycle, other than for recognition or retention purposes to selected individuals, as described below. As described above, with respect to the fiscal 2015-2017 cycle, 30% of the total awards were in the form of service-based restricted share units.

The Compensation Committee’s practice in recent years with respect to timing of annual equity-based awards has been to establish December 1 as the standard grant date, whenever possible. If a special meeting is required in December in order to approve the grants for the three-year cycle, the date of grant may be delayed until the first business day in January. The timing of the grant date does not impact the terms of the grant of restricted shares or restricted share units. However, under the FASB’s compensation guidance, the Company measures the fair value of stock-based awards, which is recognized in the Company’s financial statements, based on the NYSE Closing Price on the grant date. The purpose of establishing a standard grant date for the Company’s grant of equity-based long-term incentive awards is to avoid any issue of whether a grant precedes or follows public disclosure of material information. The Company normally announces its fiscal year earnings in mid-November, and use of December 1 (or the first business day in January, as the case may be) as a standard grant date provides the market sufficient time to absorb and reflect the information, whether positive or negative, prior to measurement of fair value for accounting purposes.

Fiscal Year 2015 Long-term Incentive Payouts. The Compensation Committee provided long-term incentives to the Named Executive Officers (except Mr. Evans) under the 2010 LTIP in the form of target awards under a three-year cash performance plan for the period ended September 30, 2015, and/or grants of service-based restricted share units, as described above. The cash performance plan represented 80%, and the equity grant represented 20%, of the total value of the long-term incentives awarded to Messrs. Craig, Nowlan, Heffron, Plomin and Villavarayan for that cycle, based on an assumed share price of $4.28 per share, which was the NYSE Closing Price on the date of grant. The allocation among the two types of grants was intended to reward achievement of performance objectives as well as continued employment during a difficult industry period. Mr. Evans did not participate in the fiscal 2013-2015 cycle.

With respect to the cash performance plan for the three-year period ended September 30, 2015, the Compensation Committee reviewed the Company’s EBITDA margin for each of the one-year performance periods in the three-year period and determined that it achieved the specified operational objectives at an average rate of 106.7%. Payments were made in cash. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table below for information on actual cash payments under the 2010 LTIP with respect to fiscal year 2015 for each Named Executive Officer.

With respect to the equity grants rewarding continued employment, the service-based restricted share units awarded to the Named Executive Officers in fiscal year 2013 vested on December 1, 2015 for each of the Named Executive Officers, except Mr. Evans, who did not receive a service-based equity grant for the fiscal 2013-2015 period. See the table under the heading Outstanding Equity Awards at Fiscal Year-End 2015 and related footnotes below for information with respect to the number of restricted share units that vested on December 1, 2015 for these individuals.

Fiscal Year 2015 Long-term Incentive Awards. In fiscal year 2015, long-term incentives were provided to the Named Executive Officers in the form of grants of performance-based performance share units (70% of award) and service-based restricted share units (30% of award). The performance share units will be earned based upon specific metrics and targets over the fiscal 2015-2017 performance period. The Compensation Committee established target awards, stated as dollar amounts, for Messrs. Craig, Evans, and Nowlan in November 2014. At that time, the Compensation Committee reviewed the structure of awards for other key employees, including Messrs. Heffron, Plomin and Villavarayan, who were not at that time executive officers. The target award for Mr. Craig was increased as a result of his appointment as Chief Executive Officer. The number of units in each grant was determined by dividing these dollar amounts by an assumed share price of $13.74, which was the NYSE Closing Price on the date of grant. See “Types of Awards–Awards under Performance Plans” above for more information on the metrics and other terms applicable to these awards, and see Grants of Plan-Based Awards for Fiscal Year 2015 below for information on the specific awards made to the Named Executive Officers.

Pension and Retirement Plans. The Company maintains a tax-qualified defined contribution 401(k) savings plan (“Savings Plan”), as well as a non-qualified supplemental savings plan (“Supplemental Savings Plan”) that provides for contributions without regard to the limitations imposed by the IRC on the Savings Plan. All of the Named Executive Officers may participate in the Company’s Savings Plan and Supplemental Savings Plan on the same basis as other eligible employees.

Under the Savings Plan, a participant can defer up to 50% of eligible pay, on a before-tax basis, subject to annual IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. “Eligible pay” includes base salary and annual incentives under the ICP. If an executive elects to participate in the Supplemental Savings Plan, he or she can continue to contribute up to 20% of eligible pay on a before-tax basis, even though his or her Savings Plan contributions or eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Savings Plan and Supplemental Savings Plan are always 100% vested.

Contributions made by Named Executive Officers to the Savings Plan and Supplemental Savings Plan in fiscal year 2015 are included in the column headed “Salary,” and the Company’s matching contributions are included in the column headed “All Other Compensation,” in each case in the table under the heading Summary Compensation Table below.

The Company maintains a tax-qualified, non-contributory defined benefit pension plan (“Pension Plan”) that covers eligible employees hired before October 1, 2005, and a non-qualified supplemental pension plan (“Supplemental Pension Plan”) that provides benefits to the participants without regard to the limitations imposed by the IRC on qualified pension plans. Mr. Villavarayan participates in the Pension Plan*. The present value of accumulated pension benefits for Mr. Villavarayan is reported in the table under the heading Pension Benefits below.

Employees hired on or after October 1, 2005 are not eligible to participate in the Pension Plan or the Supplemental Pension Plan, and the Company instead makes additional contributions each year (ranging from 2% to 4% of base salary plus annual incentive, depending on age) to their accounts under the Savings Plan or Supplemental Savings Plan. Benefits under the Pension Plan and Supplemental Pension Plan were frozen, beginning January 1, 2008, and replaced with additional annual Company contributions (ranging from 2% to 4% of base salary plus annual incentive, depending on age) to the Savings Plan and Supplemental Savings Plan for the accounts of eligible employees. See Pension Benefits below for further information. The amounts contributed by the Company under the Savings Plan or Supplemental Savings Plan on behalf of Named Executive Officers as pension contributions are included in the column headed “All Other Compensation” in the table under the heading Summary Compensation Table below.

Perquisites. In fiscal year 2006, the Compensation Committee determined to eliminate most perquisite programs (including company cars, club memberships, and reimbursement for financial services) and related gross-ups for payment of income taxes, and replace some of them with uniform cash payments. As a result, outside of these uniform cash payments, the value of total perquisites provided in fiscal year 2015 for each Named Executive Officer was less than $10,000, with the exception of certain perquisites related to Mr. Plomin’s foreign work assignment (see the column headed “All Other Compensation” and the related footnote 7 in the table under the heading Summary Compensation Table below.)

Health and Welfare Benefits. The Company maintains health and welfare benefits, including medical, dental, vision, disability and life insurance programs, and the Named Executive Officers are entitled to participate in these programs on the same basis as other employees. Providing these benefits is necessary for the Company to remain competitive with other employers.

Employment Agreements and Retention and Recognition Awards. The Company entered into agreements with Messrs. Craig and Nowlan, in fiscal years 2015 and 2013, respectively, and with Messrs. Heffron and Plomin in December 2015, relating to certain terms of their employment (including the effects of termination without cause). The purpose of these agreements was to provide incentives to retain these individuals in officer positions. The current employment agreements with certain of the Named Executive Officers are described below under the heading Agreements with Named Executive Officers - Employment Agreements. Mr. Evans and Mr. Villavarayan do not have employment agreements.

____________________

*	Mr. Villavarayan also participates in a Canadian defined benefit pension plan. See Pension Benefits below. When information with respect to his Pension Plan participation is provided, it includes his participation in the Canadian plan.

In fiscal year 2015, the Compensation Committee also authorized a pool, from which the Chief Executive Officer and the Executive Chairman may make special retention and recognition awards of service-based restricted share units to key employees who are not executive officers, to motivate these individuals to continue their services or recognize outstanding performance. Messrs. Heffron, Plomin and Villavarayan received awards from this pool prior to their becoming executive officers. See the table under the heading Grants of Plan-Based Awards in Fiscal Year 2015 below for information on such grants.

Mr. Heffron received a retention bonus of $100,000 in fiscal year 2015. This bonus was approved in fiscal year 2013 by senior management because it occurred prior to his becoming an executive officer. Mr. Villavarayan received a special recognition bonus of $30,000 for fiscal year 2015 to reward outstanding achievement in the North American market, including significant new business wins and operational excellence, as well as to recognize his continued commitment and leadership. This bonus was approved by the Compensation Committee. These amounts are included in the table under the heading Summary Compensation Table below.

Stock Ownership Guidelines

As noted above, alignment of the financial interests of Meritor’s key executives with those of its shareowners is a fundamental objective of the Compensation Committee’s program and helps to carry out its “pay for performance” philosophy. Accordingly, Meritor has for many years set ownership guidelines that require each Named Executive Officer and other executives to own a minimum number of shares of Common Stock or share equivalents. The current guidelines require ownership of a number of shares of Common Stock equal to the following:

Position Held	Minimum Number of Shares Owned
● Chief Executive Officer and Executive Chairman	6 times Annual Base Salary
● Chief Financial Officer and Business Presidents	3 times Annual Base Salary
● General Counsel and Other Executive Officers	1.5 times Annual Base Salary
● Other Executives subject to the guidelines	0.5 times Annual Base Salary

Shares owned directly (including unvested restricted shares) or through the Savings Plan and Supplemental Savings Plan and unvested restricted share units are considered in determining whether an executive meets the ownership guidelines. Shares of Common Stock subject to unexercised stock options and performance share units are not considered. The ownership guidelines provide a transition period during which executives may achieve compliance. In general, this period ends as of the date that is five years after the date the ownership guidelines become applicable to the executive. As of the end of fiscal year 2015, all of the Named Executive Officers were in compliance with the ownership guidelines, taking into account permitted transition periods.

Clawback Policy

The Company’s 2010 LTIP and ICP each has a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct. The Compensation Committee will review the Company’s clawback policy in light of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act concerning executive compensation policies when applicable regulations are issued.

Anti-Hedging and Anti-Pledging Policies

The Board of Directors has adopted, as part of the Company’s insider trading policy, prohibitions against directors, officers and employees, and certain related persons, from (i) selling Company securities “short,” (ii) trading in exchange-traded or other third party options, warrants, puts or calls or similar instruments on Company securities, (iii) holding Company securities in margin accounts or (iv) engaging in any hedging or monetization transactions involving Company securities.

The Board of Directors has also adopted, as part of the Company’s insider trading policy, (a) a prohibition against officers, employees and certain related persons pledging Company securities as collateral for a loan or other financing arrangement; and (b) a provision permitting independent directors to pledge Company securities as collateral for a loan or other financing arrangement, with the approval of the Company’s General Counsel and Executive Chairman. Approval of pledging of securities by independent directors is based on the circumstances of the request, including the percentage of securities held by the individual that is currently pledged; compelling need that would justify the pledge; and the magnitude of aggregate pledged shares in relation to total shares outstanding, market value or trading volume. In any event, pledging transactions are prohibited during “blackout” periods, when all transactions in Company securities are prohibited. There were no new or outstanding pledging transactions by directors and officers during fiscal year 2015.

Consideration of Shareowner Advisory Vote on Executive Compensation

At the Company’s 2015 Annual Meeting, held on January 22, 2015, the shareowners approved, on an advisory basis, the compensation of the executive officers named in the proxy statement for that meeting, with 76,627,700 shares voting for approval, 2,423,429 shares voting against approval, and 1,143,240 shares abstaining. The Compensation Committee considers this annual vote in its deliberations with respect to the future direction of executive compensation.

Tax Deductibility of Executive Compensation

Section 162(m) of the IRC generally limits the deductibility of compensation paid to each Named Executive Officer to $1,000,000 per year. There is an exception to this rule for any compensation that is “performance based,” as defined in the IRC. Annual incentive awards and long-term incentive awards are intended to be “performance based,” but depending upon the design of the plan may or may not be subject to the deductibility limit. However, salaries, service-based restricted shares or restricted share units, special employment and retention incentives, and special annual bonus payments do not qualify as “performance based” compensation for this purpose.

Although the Compensation Committee’s policy is to structure compensation arrangements when possible in a manner that will avoid limits on deductibility, it is not a primary objective of the Company’s compensation program. In the view of the Compensation Committee, meeting the objectives stated above is more important than the ability to deduct the compensation for tax purposes.

Cautionary Statement

The information appearing in this Compensation Discussion and Analysis, and elsewhere in this proxy statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareowner value. This information is not related to the Company’s expectations of future financial performance, and should not be considered as or correlated with any guidance issued by the Company regarding its future earnings, free cash flow or other financial measures.

SUMMARY COMPENSATION TABLE

The information set forth below reflects compensation, from all sources, awarded to, earned by or paid to the Chief Executive Officer (which includes both Messrs. Craig and Evans for fiscal year 2015), the Chief Financial Officer, and the three other most highly compensated executive officers of the Company (“Named Executive Officers”), for the fiscal years ended September 30, 2013, 2014 and 2015 (except as noted). The compensation reported below is for services rendered in all capacities to Meritor and its subsidiaries.

						Change in
						Pension Value and
						Non-Qualified
					Non-Equity	Deferred
	Fiscal			Stock	Incentive Plan	Compensation	All Other
Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
Jeffrey A. Craig	2015	$733,333	$0	$3,500,000	$1,833,030	0	$142,069	$6,208,432
Chief Executive Officer and President	2014	575,457	0	2,300,007	1,145,673	0	96,515	4,117,652
(principal executive officer)	2013	541,574	0	260,010	404,675	0	94,085	1,300,344

Ivor J. Evans	2015	916,667	0	4,200,002	780,083	0	213,253	6,110,005
Executive Chairman of the Board	2014	1,000,000	0	4,199,999	1,252,333	0	101,283	6,553,615
(former principal executive officer)	2013	517,667	0	1,292,666	967,391	0	185,399 [8]	2,963,123

Kevin A. Nowlan	2015	466,667	0	699,998	453,678	0	63,095	1,683,438
Senior Vice President and Chief	2014	425,000	0	656,448	350,158	0	57,011	1,488,617
Financial Officer	2013	375,867	0	24,995	154,151	0	47,491	602,504
(principal financial officer)

Timothy J. Heffron	2015	379,688	100,000	481,092	348,872	0	66,663	1,376,315
Vice President, Human Resources,
and Chief Information Officer

Joseph A. Plomin	2015	405,000	0	481,092	360,748	0	283,111	1,529,951
President, International

Chris Villavarayan	2015	405,000	30,000	481,092	296,728	3,664	66,727	1,283,211
President, Americas
____________________

1	The table reflects the positions held with Meritor at September 30, 2015.

Information for Messrs. Heffron, Plomin and Villavarayan is provided for less than three fiscal years, as permitted by SEC Regulation S-K, because they were appointed to positions as executive officers during fiscal year 2015 and were employed by the Company in other positions prior to these appointments. All of their compensation by the Company for the full fiscal year 2015 is included in the table, and their compensation for periods prior to fiscal year 2015 is omitted.

Mr. Evans was appointed to a position as an executive officer on May 3, 2013. Prior to that date, he served as an outside director. All of his compensation by the Company for the full fiscal year 2013 is included in the table. His compensation as a Named Executive Officer is reported in the appropriate columns of the table above, and his compensation as a non-employee director is included in the column headed “All Other Compensation” (see footnote 8).

2	This column includes amounts contributed by the Named Executive Officers to the Company’s Savings Plan and Supplemental Savings Plan (see Non-Qualified Deferred Compensation below).

3	This column reflects a retention bonus paid to Mr. Heffron and a special cash bonus paid to Mr. Villavarayan to reward his performance in fiscal year 2015 (see Compensation Discussion and Analysis above).

4	Represents the grant date fair value of restricted share units, performance share units and stock options, computed in accordance with FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. These amounts may not reflect the actual value realized upon vesting, settlement or exercise, if any.

5	This column includes the following amounts:

			Portion of
			2011-2013		2012-2014	2013-2015	Interim
			LTIP Earned		LTIP Earned	LTIP Earned	CEO Performance
Name	Year	ICP Payout	(A)		(B)	(C)	Incentive Payment
Jeffrey A. Craig	2015	$723,350	—		—	$1,109,680	—
	2014	645,873	—		$499,800	—	—
	2013	254,675	$150,000		—	—	—
Ivor J. Evans	2015	780,083	—		—	0	—
	2014	1,169,000	—		0	—	$83,333
	2013	0	0		—	—	967,391
Kevin A. Nowlan	2015	282,958	—		—	170,720	—
	2014	298,095	—		52,063	—	—
	2013	125,400	28,751	(D)	—	—	—
Timothy J. Heffron	2015	178,152	—		—	170,720	—
Joseph A. Plomin	2015	190,028	—		—	170,720	—
Chris Villavarayan	2015	190,028	—		—	106,700	—

(A)	Payment of the total 2011-2013 amount earned was made in December 2013.

(B)	Payment of the total 2012-2014 amount earned was made in December 2014.

(C)	Payment of the total 2013-2015 amount earned is expected to be made in December 2015.

(D)	The total 2011-2013 payment for Mr. Nowlan, who was not a Named Executive Officer in 2012 and 2011, was $41,563.

See Compensation Discussion and Analysis above for information on the terms of these awards.

6	This column includes the change in actuarial present value of accumulated pension benefits of Mr. Villavarayan under the Pension Plan accrued during the period between the measurement dates used for financial statement reporting purposes for the reported fiscal year and the prior year. See Pension Benefits below for infomation on his years of service and accumulated pension benefits The other Named Executive Officers were not eligible to participate in the Pension Plan and Supplemental Pension Plan and, therefore, there are no changes in the accumulated pension benefits under these plans reported for them in this column. In addition, there were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the Named Executive Officers.

7	This column includes the following items for fiscal year 2015, as set forth in the table below: (a) amounts contributed by the Company to the accounts of the Named Executive Officers under the Savings Plan and Supplemental Savings Plan; (b) cash allowances in lieu of perquisites (see Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Components – Perquisites above); (c) group excess liability insurance premiums; and (d) in the case of Mr. Plomin, expenses related to foreign assignments (including costs of housing, automobiles, utilities, insurance and storage) and reimbursement of taxes related to perquisites and personal benefits. Perquisites are valued at actual cost to the Company.

	Jeffrey A.	Ivor J.	Kevin A.	Timothy J.	Joseph A.	Chris
Type of Compensation	Craig	Evans	Nowlan	Heffron	Plomin	Villavarayan
Employer savings plan contributions	$110,336	$177,282	$34,868	$49,664	$52,974	$49,663
Cash allowances in lieu of perquisites	29,915	34,000	27,000	16,000	4,000	16,000
Group excess liability insurance premium	1,818	1,971	1,227	999	1,064	1,064
Miscellaneous expenses related to
foreign assignment	—	—	—	—	225,073	—

8	Mr. Evans served as a non-employee director prior to May 3, 2013. His compensation as a non-employee director, ending on that date, is included for fiscal year 2013 in the column headed “All Other Compensation” and is comprised of the following amounts:

Year	Fees earned or paid in cash (A)	Stock awards (B)	Total
2013	$72,750	$99,996	$172,746

(A)	Includes retainer fees and meeting fees.

(B)	Represents the grant date fair value of restricted shares computed in accordance with FASB ASC Topic 718.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

The Compensation Committee made the following grants to the Named Executive Officers under the ICP and the 2010 LTIP in fiscal year 2015. No consideration was paid by the Named Executive Officers for these awards. No stock options were granted in fiscal year 2015.

					Estimated Future Payouts Under			Estimated Future Payouts Under
					Non-Equity Incentive			Equity Incentive
					Plan Awards[1]			Plan Awards[2]
											All Other	Grant Date
			Date of								Stock	Fair Value of
			Compensation								Awards	Stock and
	Plan	Grant	Committee	Type of	Threshold	Target	Maximum	Threshold	Target	Maximum	(# of	Option
Name	Name	Date	Action	Award	($)	($)	($)	(#)	(#)	(#)	Shares)[3]	Awards[4]
Jeffrey A.	2010	12/1/2014	11/7/2014	Performance	—	—	—	0	91,703	183,406	—	$1,259,999
Craig	LTIP			share units
	2010	12/1/2014	11/7/2014	Restricted	—	—	—	—	--	—	39,301	539,996
	LTIP			share units
	2010	8/1/2015	4/28/2015	Performance	—	—	—	0	84,517	169,034	—	1,189,999
	LTIP			share units
	2010	8/1/2015	4/28/2015	Restricted	—	—	—	—	—	—	36,222	510,006
	LTIP			share units
	ICP	11/7/2014		Annual incentive	212,500	850,000	1,700,000	—	—	—	—	—
				plan target
Ivor J. Evans	2010	12/1/2014	11/7/2014	Performance	—	—	—	0	213,974	427,948	—	2,940,003
	LTIP			share units
	2010	12/1/2014	11/7/2014	Restricted	—	—	—	—	—	—	91,703	1,259,999
	LTIP			share units
	ICP	11/7/2014		Annual incentive	229,167	916,667	1,833,333	—	—	—	—	—
				plan target
Kevin A.	2010	12/1/2014	11/7/2014	Performance	—	—	—	0	35,662	71,324	—	489,996
Nowlan	LTIP			share units
	2010	12/1/2014	11/7/2014	Restricted	—	—	—	—	—	—	15,284	210,002
	LTIP			share units
	ICP	11/7/2014		Annual incentive	83,125	332,500	665,000	—	—	—	—	—
				plan target
Timothy J.	2010	12/1/2014	11/7/2014	Performance	—	—	—	0	14,010	28,020	—	192,497
Heffron	LTIP			share units
	2010	12/1/2014	11/7/2014	Restricted	—	—	—	—	—	—	6,004	82,495
	LTIP			share units
	2010	12/1/2014	11/6/2013	Restricted	—	—	—	—	—	—	15,000	206,100
	LTIP			share units
	ICP	11/7/2014		Annual incentive	52,336	209,344	418,688	—	—	—	—	—
				plan target
Joseph A.	2010	12/1/2014	11/7/2014	Performance	—	—	—	0	14,010	28,020	—	192,497
Plomin	LTIP			share units
	2010	12/1/2014	11/7/2014	Restricted	—	—	—	—	—	—	6,004	82,495
	LTIP			share units
	2010	12/1/2014	11/6/2013	Restricted	—	—	—	—	—	—	15,000	206,100
	LTIP			share units
	ICP	11/7/2014		Annual incentive	55,825	223,300	446,600	—	—	—	—	—
				plan target
Chris	2010	12/1/2014	11/7/2014	Performance	—	—	—	0	14.010	28,020	—	192,497
Villavarayan	LTIP			share units
	2010	12/1/2014	11/7/2014	Restricted	—	—	—	—	—	—	6,004	82,495
	LTIP			share units
	2010	12/1/2014	11/6/2013	Restricted	—	—	—	—	—	—	15,000	206,100
	LTIP			share units
	ICP	11/7/2014		Annual incentive	55,825	223,300	446,600	—	—	—	—	—
				plan target
____________________

1	These columns include target amounts for annual incentive awards under the ICP for each of the Named Executive Officers. Potential payout amounts for threshold, target and maximum performance are expressed as dollar amounts. Awards may, at the discretion of the Compensation Committee, be paid out in the form of shares of Common Stock, with the number of shares determined based on the market price at the time of payout. See Compensation Discussion and Analysis above for further information on the terms of ICP awards in fiscal year 2015. Actual ICP payouts for fiscal year 2015 are reported in the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table above.

2	These columns include target amounts for awards under a three-year performance plan established with respect to performance share units granted to the Named Executive Officers under the 2010 LTIP. With respect to Mr. Craig, these columns also include an additional award of performance share units granted under the 2010 LTIP in connection with his appointment as chief executive officer. In each case, potential payout amounts for threshold, target and maximum performance are expressed as numbers of units. Awards will be paid out in the form of shares of Common Stock to the extent that shares are available for issuance under the 2010 LTIP at the time of payout, subject to any applicable limitations on equity grants under the 2010 LTIP. If there are insufficient shares available to fund the entire payout, or if such limitations were applicable, some or all of the awards would be paid out in cash. See Compensation Discussion and Analysis above for further information on the terms of 2010 LTIP awards in fiscal year 2015.

3	This column includes grants of service-based restricted share units to the Named Executive Officers as part of long-term incentive awards under the 2010 LTIP, and special grants of service-based restricted share units to Messrs. Heffron, Plomin and Villavarayan as recognition and retention awards (see Compensation Discussion and Analysis above).

4	This column includes the grant date fair value of restricted share units and performance share units granted in fiscal year 2015, computed in accordance with FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. There were no dividends paid by the Company on its Common Stock in 2015.

See Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Overview and Analysis above for information on the proportion between salary and total compensation.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Employment Agreements

Compensation Arrangements with Mr. Evans. In May 2013, in connection with the appointment of Mr. Evans as Executive Chairman of the Board and Interim Chief Executive Officer and President, the Compensation Committee approved a base salary of $110,000 per month and a cash incentive of $250,000 per month, awarded by the Committee based on certain performance goals to be evaluated on a monthly basis for incentive determination purposes. During the period that Mr. Evans served in the capacity of Executive Chairman of the Board and Interim Chief Executive Officer and President, he also received reimbursement for his lodging expenses in Michigan.

In connection with the appointment of Mr. Evans as permanent Chairman of the Board, Chief Executive Officer and President, Meritor entered into a letter agreement with Mr. Evans on September 13, 2013, providing for:

●	a base salary of $1,000,000 annually;

●	a new hire grant of 350,000 performance-based stock options with vesting contingent upon three separate stock price performance targets being met (1/3 of the grant vesting upon achieving a stock price target of $12 per share; 1/3 of the grant vesting upon achieving a stock price target of $14 per share; and the remaining 1/3 of the grant vesting upon achieving a stock price target of $16 per share, in each case based on a thirty trading-day average NYSE Closing Price);

●	participation in the annual incentive compensation plan beginning with fiscal year 2014 with a target award of 100% of base salary and a maximum opportunity of 200% of base salary;

●	participation in the 2014-2016 long-term incentive cycle with a target award of approximately $4.2 million (with the mix of cash versus equity and general terms and conditions to be determined at the beginning of the performance period);

●	eligibility to participate in the savings plans and health and welfare benefit plans, including short-term and long-term disability programs, that are sponsored by Meritor and generally available to executive employees; and

●	payment of cash in lieu of perquisites in the amount of $34,000 annually.

Mr. Evans’ annual incentive award for 2015 and long-term incentive award for the fiscal 2015-2017 performance cycle are disclosed in the table under the heading Grants of Plan-Based Awards in Fiscal Year 2015 above.

Mr. Craig’s Employment Agreement. Mr. Craig entered into a new employment agreement with the Company in April 2015, in connection with his assumption of the role of Chief Executive Officer, which replaced his previous employment agreement with the Company. Under the terms of this agreement, if the Company terminates Mr. Craig’s employment without cause, he would receive:

●	any accrued and unpaid compensation;
●	monthly severance pay for a period of 12 months;
●	participation in the current year annual incentive as if he had been employed for the entire year;
●	continuation of health and welfare benefits (other than accidental death and dismemberment (“AD&D”) and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer);

●	continued life insurance coverage through the end of the severance period;
●	vesting or forfeiture of special or other long-term incentive awards, restricted shares, restricted share units, performance shares and cash payouts of long-term incentive awards as determined under the terms of the 2010 LTIP or the agreement relating to the grant (the 2010 LTIP provides for forfeiture of equity-based awards if the award has not vested under its terms before the end of the severance period, and for cash payouts for only those existing long-term incentive cycles that began more than a year before the last day employed); and

●	outplacement services for twelve months not to exceed $10,000.

Mr. Craig’s employment agreement also provides for vesting in accordance with the terms of the applicable plans for all equity grants in the event of a Change of Control (as defined in those plans). The agreement also provides for severance benefits as described above if a separation of service results from a Change of Control or within one year thereafter (provided the severance period would be 24 months rather than 12 months, and full target amount of annual incentive will be paid in that event rather than the actual amount of the annual incentive payout). The agreement also provides for payments in the event of death and disability (described further under Potential Payments Upon Termination below) and a non-compete agreement for the duration of the severance period in the event of involuntary termination of employment.

The Company also entered into an agreement with Mr. Craig containing revisions to his base salary, ICP target award for fiscal 2015, and 2010 LTIP target awards for the fiscal 2015-2017 cycle (see Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2015 above for information on the amount of these elements of his compensation).

Mr. Nowlan’s Employment Agreement. Mr. Nowlan entered into an employment agreement with the Company in 2013. Under the terms of this agreement, if the Company terminates Mr. Nowlan’s employment without cause, he would receive:

●	any accrued and unpaid compensation;
●	monthly severance pay for a period of 24 months;
●	pro rata participation in the current year annual incentive;
●	pro rata participation in the cash portion of long-term incentive cycles under the terms of the applicable plan (which provide payout for only those existing long-term incentive cycles that began more than a year before the last day employed), based on the portion of the performance cycle that has elapsed as of the last day employed;

●	continuation of health and welfare benefits (other than AD&D and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer);

●	continued life insurance coverage through the end of the severance period;

●	vesting or forfeiture of special or other long-term incentive awards, restricted shares, restricted share units, performance shares and cash payouts of long-term incentive awards as determined under the terms of the 2010 LTIP or the agreement relating to the grant (the 2010 LTIP provides for forfeiture of equity-based awards if the award has not vested under its terms before the end of the severance period, and for cash payouts for only those existing long-term incentive cycles that began more than a year before the last day employed); and

●	outplacement services for twelve months not to exceed $10,000.

Mr. Nowlan’s employment agreement also provides for vesting in accordance with the terms of the applicable plans for all equity grants in the event of a Change in Control (as defined in those plans) as well as the severance benefits described above if a separation of service results from a Change in Control or within one year thereafter (provided the full target amount of annual incentive will be paid in that event rather than a pro rata portion). The agreement also provides for payments in the event of death and disability (described further under Potential Payments Upon Termination below) and a non-compete agreement for the duration of the severance period in the event of involuntary termination of employment.

Other Executives’ Employment Agreements. Other executives of the Company, including Messrs. Heffron and Plomin, entered into employment agreements with the Company in December 2015. These agreements contain provisions with respect to termination without cause and severance in the event of a Change of Control, similar to those contained in Mr. Craig’s employment agreement (except that (i) the severance period would be 18 months in both cases and (ii) the provisions apply to a termination of employment within two years after a Change of Control). The agreements also provide for a twelve-month non-compete agreement in the event of voluntary termination of employment.

See Potential Payments Upon Termination below for information on the amounts that would be payable to Messrs. Craig, Evans, Nowlan, Heffron, Plomin and Villavarayan if their employment had been terminated at the end of fiscal year 2015.

Description of Plan-Based Awards

See Compensation Discussion and Analysis–Elements of the Meritor Compensation Program–Components–Annual Incentives and – Long-Term Incentives above for information on the types of plan-based awards that were made in fiscal year 2015 and are reported in the table above, the applicable performance objectives, and how payouts are calculated. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Summary Compensation Table above for information on actual annual incentive payments and long-term incentive payments made with respect to fiscal year 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

The following unexercised stock options and unvested restricted shares, restricted share units and performance share units were held by the Named Executive Officers as of September 30, 2015.

	Option Awards				Stock Awards
					Number	Market Value of
					of Shares	Shares or
	Number of securities				or Units of	Units of
	underlying unexercised		Option		Stock That	Stock That
	options[1]		Exercise	Option	Have Not	Have Not
	(#)		Price	Expiration	Vested[2]	Vested[3]
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Jeffrey A. Craig	—	—	—	—	601,076	$6,599,814

Ivor J. Evans	233,333	116,667	$8.22	9/11/2018	852,773	9,363,448

Kevin A. Nowlan	—	—	—	—	134,521	1,477,041

Timothy J. Heffron	—	—	—	—	87,779	963,813

Joseph A. Plomin	—	—	—	—	93,009	1,021,239

Chris Villavarayan	—	—	—	—	84,029	922,638
____________________

1	This column includes a grant of options to Mr. Evans in fiscal year 2013 in connection with his appointment as Chief Executive Officer. The options vest, by their terms, upon achievement of three separate Common Stock price performance targets, and any options that have not vested by September 30, 2016 will be forfeited. Other than this grant, the Company has not granted stock options to employees since fiscal year 2008, and none of the other Named Executive Officers hold any stock options.

2	This column includes the following separate grants of restricted share units and restricted shares that vest upon continuation of employment through the end of the restricted period. A portion of Mr. Evans’ grants were made to him while he was a non-employee director as part of his compensation for serving as such. This column also includes the following separate grants of performance share units that vest at the end of the applicable performance periods (or, in the case of a special retention grant to Mr. Craig in December 2013, that vest in three equal annual installments), upon the achievement of stated performance goals. The number of performance share units is reported at the target level (see Compensation Discussion and Analysis above for information on the performance goals and levels of potential payout of these awards).

				Number
				of Shares
				Held as of
Name	Type of Grant	Grant Date	Vesting Date	9/30/2015
Jeffrey A. Craig	Restricted share units	8/1/2015	8/1/2018	36,222
	Restricted share units	12/1/2014	12/1/2017	39,301
	Restricted share units	12/1/2012	12/1/2015	60,750
	Performance share units	8/1/2015	8/1/2018	84,517
	Performance share units	12/1/2014	12/1/2017	91,703
	Performance share units	12/1/2013	12/1/2016	163,112
	Performance share units	12/1/2013	1/3 on	125,471
			12/1/2016,
			1/3 on
			12/1/2017
			and 1/3 on
			12/1/2018

Ivor J. Evans	Restricted shares	1/24/2013	1/24/2016	20,120
	Restricted share units	12/1/2014	12/1/2017	91,703
	Performance share units	12/1/2014	12/1/2017	213,974
	Performance share units	12/1/2013	12/1/2016	526,976

Kevin A. Nowlan	Restricted share units	12/1/2014	12/1/2017	15,284
	Restricted share units	1/1/2014	1/1/2017	15,000
	Restricted share units	12/1/2012	12/1/2015	5,840
	Performance share units	12/1/2014	12/1/2017	35,662
	Performance share units	12/1/2013	12/1/2016	62,735

Timothy J. Heffron	Restricted share units	12/1/2014	12/1/2017	15,000
	Restricted share units	12/1/2014	12/1/2017	6,004
	Restricted share units	12/1/2013	12/1/2016	15,000
	Restricted share units	12/1/2012	12/1/2015	5,840
	Performance share units	12/1/2014	12/1/2017	14,010
	Performance share units	2/1/2014	2/1/2017	6,831
	Performance share units	12/1/2013	12/1/2016	25,094

Joseph A. Plomin	Restricted share units	12/1/2014	12/1/2017	15,000
	Restricted share units	12/1/2014	12/1/2017	6,004
	Restricted share units	12/1/2013	12/1/2016	15,000
	Restricted share units	12/1/2012	12/1/2015	9,350
	Performance share units	12/1/2014	12/1/2017	14,010
	Performance share units	2/1/2014	2/1/2017	2,277
	Performance share units	12/1/2013	12/1/2016	31,368

Chris Villavarayan	Restricted share units	12/1/2014	12/1/2017	15,000
	Restricted share units	12/1/2014	12/1/2017	6,004
	Restricted share units	12/1/2013	12/1/2016	15,000
	Restricted share units	12/1/2012	12/1/2015	4,670
	Performance share units	12/1/2014	12/1/2017	14,010
	Performance share units	2/1/2014	2/1/2017	13,661
	Performance share units	12/1/2013	12/1/2016	15,684

3	Based on the number of shares multiplied by the NYSE Closing Price on September 25, 2015, the last trading day of fiscal year 2015 ($10.98).

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

The following table includes information with respect to service-based restricted share units and restricted shares held by the Named Executive Officers that vested during the 2015 fiscal year. No stock options were exercised by the Named Executive Officers during the 2015 fiscal year.

	Stock Awards
	Number of Shares
	Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)
Jeffrey A. Craig	97,720	$1,342,673[1]
Ivor J. Evans	15,082	224,722[2]
Kevin A. Nowlan	10,180	139,873[1]
Timothy J. Heffron	10,180	139,873[1]
Joseph A. Plomin	16,290	223,825[1]
Chris Villavarayan	9,780	134,377[1]
____________________

1	Represents vesting of restricted share units. The value realized on vesting is based on the NYSE Closing Price on December 1, 2014, the date of vesting ($13.74), multiplied by the number of shares of Common Stock acquired.

2	Represents vesting of restricted shares. The value realized on vesting is based on the NYSE Closing Price on January 26, 2015, the date of vesting ($14.90), multiplied by the number of shares of Common Stock acquired.

PENSION BENEFITS

Meritor has a tax-qualified defined benefit retirement plan, the Pension Plan, covering salaried and non-represented U.S. employees hired prior to October 1, 2005. Sections 401(a)(17) and 415 of the IRC limit the annual benefits that may be paid from a tax-qualified defined benefit retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has established a non-qualified supplemental plan, the Supplemental Pension Plan, that authorizes the payment out of the Company’s general funds of any benefits calculated under provisions of the Pension Plan that may be above limits under these sections. Participation in the Pension Plan and Supplemental Pension Plan was terminated on December 31, 2007 and benefits were frozen as of a specified date, as described below.

Mr. Villavarayan participates in the Pension Plan but does not participate in the Supplemental Pension Plan. Messrs. Craig, Evans, Nowlan, Heffron and Plomin were not eligible to participate in the Pension Plan and Supplemental Pension Plan because they were hired after October 1, 2005.

The following table shows the years of credited service and the actuarial present value of the accumulated benefit under the Pension Plan for Mr. Villavarayan*. This information is provided as of September 30, 2015 (the measurement date used for financial statement reporting purposes), assuming retirement at age 62. No payments were made to him during the fiscal year ended September 30, 2015.

		Number of Years	Present Value of
Name	Plan Name	Credited Service (#)	Accumulated Benefit[1] ($)
Jeffrey A. Craig	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Ivor J. Evans	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Kevin A. Nowlan	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Timothy J. Heffron	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Joseph A. Plomin	Meritor Retirement Plan	—	—
Meritor Supplemental
	Retirement Plan	—	—
Chris Villavarayan	Meritor Retirement Plan	7.58	$64,295
Meritor Supplemental
	Retirement Plan	—	—
____________________

1	Information on the valuation method and material assumptions applied in quantifying the present value of the current accrued benefits is included in Note 21 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference.

The Pension Plan and the Supplemental Pension Plan provide for annual retirement benefits payable on a straight life annuity basis to participating employees, reduced to reflect the cost of Social Security benefits related to service with the Company. The amount of a participant’s annual benefit generally is calculated as 1.5% of the number that is the average of covered compensation for the highest five consecutive years of the ten years preceding retirement, multiplied by years of service, less the Social Security reduction. Covered compensation includes salary and annual incentive award payout under the ICP (see the column headed “Salary” and footnote 5 to the column headed “Non-Equity Incentive Plan Compensation” in the table under the heading Summary Compensation Table above).

The Pension Plan and the Supplemental Pension Plan credit participants with service earned with Meritor and its predecessor companies, as applicable. The Pension Plan and the Supplemental Pension Plan also include “grandfathering” provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the plan and those earned under predecessor plans of Arvin Industries, Inc., Meritor Automotive, Inc. or Rockwell International, Inc.

Participants may generally elect to retire under the Pension Plan and the Supplemental Pension Plan any time after reaching age 55, with the annual benefit reduced by 6% for each year that the participant receives benefit payments prior to his reaching age 62. As of the last day of fiscal year 2015, Mr. Villavarayan was not eligible for early retirement under this provision. In the event of the participant’s death, the Pension Plan and the Supplemental Pension Plan also

____________________

*	Mr. Villavarayan is also a member of the Pension Plan for Eligible Non-Union Salaried Commercial Vehicle Aftermarket and Commercial Vehicle Systems Driveline Employees of Meritor Aftermarket Canada Inc. (“Canadian Pension Plan”). The Canadian Pension Plan provides a defined benefit pension entitlement based on earnings and service while he was a Canadian employee. Mr. Villavarayan’s benefit under the Canadian Pension Plan is included in the actuarial present value of the accumulated benefit under the Pension Plan because his benefit under the Canadian Pension Plan is a direct offset to the benefit under the Pension Plan.

provide for the payment of benefits to an employee’s surviving spouse or other beneficiary. The amount of the survivor’s benefit is 60% of the participant’s benefit under the Supplemental Pension Plan, and can range from 60% to 100% of the participant’s benefit under the Pension Plan, depending on the participant’s election as to benefit payment options.

See Note 21 of the Notes to Consolidated Financial Statements in the Form 10-K for information on the funded status of the Pension Plan. The Supplemental Pension Plan is currently unfunded.

Non-union employees hired on or after October 1, 2005, including Messrs, Craig, Evans, Nowlan, Heffron and Plomin, are not eligible to participate in the Pension Plan or the Supplemental Pension Plan. In addition, the Pension Plan and the Supplemental Pension Plan were amended, effective December 31, 2007, to provide that benefits were frozen for all participating employees, including Mr. Villavarayan, as of specified dates. Most participating employees ceased accruing benefits effective January 1, 2008. Some participating employees, who either had at least 20 years of service or were age 50 or older with at least 10 years of service, continued to accrue benefits for an additional transition period that ended June 30, 2011. Mr. Villavarayan did not qualify for this transitional accrual period.

For those not eligible to participate in, or whose benefits have been frozen under, the Pension Plan and the Supplemental Pension Plan, the Company makes additional defined contributions to the Savings Plan or Supplemental Savings Plan on behalf of these individuals, with the amount of the contribution depending on the individual’s salary and age. In fiscal year 2015, the Company contributed the following additional amounts to the Savings Plan and Supplemental Savings Plan under this provision on behalf of the Named Executive Officers: Mr. Craig - $48,272; Mr. Evans - $83,427; Mr. Nowlan - $22,943; Mr. Heffron - $21,728; Mr. Plomin - $23,176; and Mr. Villavarayan – $19,865. These amounts are included in the amounts reported in the column headed “All Other Compensation” and the related footnote under Summary Compensation Table above.

The Company has in the past provided for extra years of credited service under the Pension Plan or Supplemental Pension Plan or additional payments to the Savings Plan or Supplemental Savings Plan in lieu of pension payments in employment agreements for some individuals. None of the Named Executive Officers is entitled to any additional years of credited service or additional payments.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2015

The following table reflects contributions made by the Named Executive Officers and the Company to the Company’s Supplemental Savings Plan in fiscal year 2015, together with earnings on the accounts of the Named Executive Officers during the fiscal year. There were no withdrawals or distributions to the Named Executive Officers under that plan in fiscal year 2015.

	Executive	Registrant	Aggregate
	contributions in	contributions in	earnings in last	Aggregate balance at
	last fiscal year[1]	last fiscal year[2]	fiscal year[3]	last fiscal year-end[4]
Name	($)	($)	($)	($)
Jeffrey A. Craig	$77,994	$89,137	$21,349	$1,027,437
Ivor J. Evans	109,240	154,757	(6,451)	328,337
Kevin A. Nowlan	—	14,993	2,708	66,086
Timothy J. Heffron	25,110	28,464	(4,467)	187,491
Joseph A. Plomin	23,831	31,774	(3,617)	145,592
Chris Villavarayan	23,831	29,789	(1,242)	98,815
____________________

1	The amounts reported in this column are included in the amounts reported in the column headed “Salary” for 2015 in the table under the heading Summary Compensation Table above.

2	The amounts reported in this column are included in the amounts reported in the column headed “All Other Compensation” for 2015 in the table under the heading Summary Compensation Table above.

3	“Earnings” reflects changes in aggregate account value at the end of fiscal year 2015 compared to 2014 that do not result from contributions or distributions, including interest, dividends, appreciation or depreciation in stock price and similar items. None of these earnings are reported in the table under the heading Summary Compensation Table above.

4	Amounts included in this column, representing executive contributions and registrant contributions, were reported as compensation in the Company’s Summary Compensation Table for previous years in which the individual in question was a Named Executive Officer.

Description of Non-Qualified Supplemental Savings Plan

Meritor’s Supplemental Savings Plan allows certain executives of the Company, including the Named Executive Officers, to defer amounts that cannot be contributed to the Savings Plan due to deferral and compensation limits imposed by the IRC. Under the Savings Plan, a participant can defer up to 50% of his eligible pay, on a before-tax basis, subject to IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. Eligible pay includes base salary, annual incentive payout under the ICP and other eligible bonuses. If an executive elects to participate in the Supplemental Savings Plan, he or she can continue to contribute up to 20% of eligible pay on a before-tax basis, even though his or her Savings Plan contributions or eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Supplemental Savings Plan are always 100% vested.

The Company also makes non-elective retirement contributions in lieu of pension payments to the Savings Plan, and these contributions would be made to the Supplemental Savings Plan when eligible pay reaches statutory limits. Company pension contributions to the Supplemental Savings Plan vest 20% after two years of employment and 20% each year thereafter, with full vesting occurring after six years of employment.

The plan administrator keeps track of contributions under the Supplemental Savings Plan as if they were invested in investment options selected by the participant. These options include a variety of mutual funds and Common Stock. Growth of the participant’s account depends on the investment results of the selected mutual funds and/or on the market price of, and the payment of dividends on, Common Stock. Earnings for each investment vehicle for fiscal year 2015 were as follows:

Name of Investment Fund	2015 Rate of Return
T. Rowe Price Growth and Income Fund	3.96%
T. Rowe Price Growth Stock Fund	8.19%
T. Rowe Price Mid-Cap Growth Fund	11.17%
T. Rowe Price Prime Reserve Fund	0.01%
T. Rowe Price Retirement 2005 Fund	(1.30)%
T. Rowe Price Retirement 2010 Fund	(1.29)%
T. Rowe Price Retirement 2015 Fund	(1.28)%
T. Rowe Price Retirement 2020 Fund	(1.24)%
T. Rowe Price Retirement 2025 Fund	(1.28)%
T. Rowe Price Retirement 2030 Fund	(1.29)%
T. Rowe Price Retirement 2035 Fund	(1.36)%
T. Rowe Price Retirement 2040 Fund	(1.48)%
T. Rowe Price Retirement 2045 Fund	(1.42)%
T. Rowe Price Retirement 2050 Fund	(1.43)%
T. Rowe Price Retirement 2055 Fund	(1.43)%
T. Rowe Price Retirement Balanced Fund	(1.44)%
BlackRock Equity Dividend Fund	(1.69)%
Dodge & Cox International Stock Fund	(14.87)%
PIMCO Total Return Fund	1.20%
PNC Small Cap Fund	12.27%
Vanguard Institutional Index Fund	0.69%
Vanguard Total International Stock Index Fund	(9.73)%
Meritor Common Stock	2.11%

Distributions from the Supplemental Savings Plan are made in cash under one of three options, as elected by the participant: (a) a lump sum payment six months following termination of employment; (b) a lump sum payment at the later of age 55 or six months following termination of employment; or (c) ten annual installments payable in January of each year beginning the year after the later of age 55 or six months after termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION

The narrative and tables below describe and quantify potential compensation that could be paid to each of the Named Executive Officers by the Company upon termination of employment as of September 30, 2015, voluntarily or with cause, without cause, upon a change of control (or within stated periods thereafter), and upon retirement, death or disability. Except as noted below, the amounts disclosed in the table are based on actual compensation through September 30, 2015 and estimates of future compensation. The actual amounts that could be paid to the Named Executive Officers are subject to a number of variables and can only be determined after occurrence of a termination event.

Voluntary Termination of Employment or Involuntary Termination of Employment with Cause

A Named Executive Officer would be entitled to the following under the Company’s current policies, plans and any applicable employment agreements upon voluntary termination of employment or involuntary termination of employment with cause. “Cause” is defined as a continued and willful failure to perform duties; gross misconduct that is materially and demonstrably injurious to the Company; or conviction of or pleading guilty (or no contest) to a felony or to another crime that materially and adversely affects the Company.

Compensation and Benefits. If a Named Executive Officer were to voluntarily resign from his position or be terminated for cause, he would be entitled only to accrued and unpaid compensation. Participation in benefit plans would cease upon termination.

Incentive Plan Payments and Equity Awards. Upon voluntary termination or termination with cause, a Named Executive Officer would not be entitled to annual incentive or long-term incentive performance plan participation and all unvested equity grants (including unvested restricted shares, restricted share units and performance share units) would be forfeited. Vested stock options would be exercisable for three months after the termination date (or until their expiration date, if earlier), after which they would be forfeited.

Savings Plan Distributions. Participants in the Savings Plan are generally entitled to a lump sum distribution of the vested interest in their Savings Plan accounts upon any termination of service. Participants in the Supplemental Savings Plan are entitled to receive distributions of the vested portion of their accounts, either in a lump sum or in ten annual installments, at age 55 or six months after any termination of employment, depending on the election made by the participant. All participant contributions and Company matching contributions to the Savings Plan and Supplemental Savings Plan, and any related earnings, are immediately 100% vested. Retirement contributions made by the Company to the Savings Plan and Supplemental Savings Plan in lieu of participation in the Pension Plan or Supplemental Pension Plan vest 20% for each full year of the participant’s employment beginning with the second year, with full vesting of accounts after completion of six years of service.

The Named Executive Officers would be entitled to receive a distribution of all of their employee and Company-matching contributions, and any related earnings, from their Savings Plan and Supplemental Savings Plan accounts upon voluntary termination or termination with cause. The Company also makes retirement contributions to the Savings Plan and Supplemental Savings Plan on behalf of the Named Executive Officers in lieu of participation in the Pension Plan and Supplemental Pension Plan. As of September 30, 2015, these additional retirement contributions had vested 100% for Messrs. Craig, Nowlan, Heffron, Plomin and Villavarayan, and these Named Executive Officers are eligible to receive a distribution of 100% of their accounts with respect to these contributions upon voluntary termination or termination with cause. As of September 30, 2015, 20% of these additional retirement contributions had vested for Mr. Evans.

Termination of Employment without Cause

Upon termination without cause, a Named Executive Officer’s compensation and benefits would be governed by the terms of his employment letter or agreement, as follows:

Mr. Craig’s Employment Agreement. Mr. Craig entered into an employment agreement with the Company in April 2015, which superseded his previous employment agreement. Under the terms of this agreement, if the Company terminates his employment without cause, he would receive any accrued and unpaid compensation, together with the following severance payments and benefits:

●	Severance pay: He would receive severance pay, at his then-current salary, for a severance period of 12 months.
●	Annual incentive: He would participate in the current year annual incentive as if he had been employed for the entire year, based on actual performance.
●	Long-term incentives (see Grants of Plan-Based Awards in Fiscal Year 2015 and Compensation Discussion and Analysis above for further information on the different types of long-term incentive awards that are currently outstanding): Vesting or forfeiture of special or other long-term incentive awards, including restricted shares, restricted share units, performance shares and cash payouts under performance plans would be determined under the terms of the 2010 LTIP or the applicable grant agreement. The 2010 LTIP provides for forfeiture of an equity-based award if the award has not vested under its terms before the end of the severance period, and for cash payouts for only those existing long-term incentive cycles that began more than a year before the last day employed.

●	Benefits: He would be entitled to continuation of health and welfare benefits (other than AD&D and long-term and short-term disability coverage) throughout the severance period (or until he becomes subsequently employed and covered by the health plan of the new employer). He also would receive continued life insurance coverage through the end of the severance period.

●	Retirement plans: Savings Plan and Supplemental Savings Plan participation would cease at the end of active employment.
●	Outplacement services: He would receive outplacement services at Company expense for twelve months in an amount not to exceed $10,000.

No perquisites or allowances are provided to him or paid for by the Company during the severance period. Annual incentive and long-term incentive payouts would occur at the time applicable for all participating employees. All other amounts would be payable periodically over the severance period, with timing of some payments delayed to comply with Section 409A of the IRC.

Mr. Evans’ Agreement. Mr. Evans entered into a letter agreement in September 2013 that does not provide for severance payments and does not cover the other items listed above. Mr. Evans would be subject to the Company’s separation pay policy, applicable to all salaried employees.

Mr. Nowlan’s Employment Agreement. Mr. Nowlan entered into an employment agreement with the Company in 2013. Under the terms of this employment agreement, if the Company terminates his employment without cause, he would receive any accrued and unpaid compensation, together with the following severance payments and benefits:

●	Severance pay: He would receive severance pay, at his then-current salary, for a severance period of 24 months.
●	Annual incentive: He would participate in the current year annual incentive on a pro rata basis, for the portion of the year during which he was actively employed, based on actual performance.
●	Long-term incentives (see Grants of Plan-Based Awards in Fiscal Year 2015 and Compensation Discussion and Analysis above for further information on the different types of long-term incentive awards that are currently outstanding): Vesting or forfeiture of special or other long-term incentive awards, including restricted shares, restricted share units, performance shares and cash payouts under performance plans would be determined under the terms of the 2010 LTIP or the applicable grant agreement. The 2010 LTIP provides for forfeiture of an equity-based award if the award has not vested under its terms before the end of the severance period, and for pro rata cash payouts, based on the portion of the performance cycle that has elapsed as of the last day employed, for only those existing long-term incentive cycles that began more than a year before the last day employed.

●	Benefits: He would be entitled to continuation of health and welfare benefits (other than AD&D and long-term and short-term disability coverage) throughout the severance period (or until he becomes subsequently employed and covered by the health plan of the new employer). He also would receive continued life insurance coverage through the end of the severance period.

●	Retirement plans: Savings Plan and Supplemental Savings Plan participation would cease at the end of active employment.
●	Outplacement services: He would receive outplacement services at Company expense for twelve months in an amount not to exceed $10,000.

No perquisites or allowances are provided to him or paid for by the Company during the severance period. Annual incentive and long-term incentive payouts would occur at the time applicable for all participating employees. All other amounts would be payable periodically over the severance period, with timing of some payments delayed to comply with Section 409A of the IRC.

Other Named Executive Officers’ Employment Agreements. Messrs. Heffron, Plomin and Villavarayan did not have employment agreements in place at September 30, 2015 and would have been subject to provisions applicable to all salaried employees with respect to severance pay and annual incentives after termination without cause. However, Messrs. Heffron and Plomin entered into employment agreements with the Company in December 2015, as described above under Agreements with Named Executive Officers – Employment Agreements. These new agreements have substantially the same provisions with respect to termination without cause as Mr. Craig’s employment agreement, described above, except that severance pay would be for a period of 18 months.

Savings Plan Distributions. Upon termination without cause, the Named Executive Officers would also be entitled to a distribution of certain amounts in their Savings Plan and Supplemental Savings Plan accounts, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Termination of Employment upon Change of Control

Under their employment agreements, Messrs. Craig and Nowlan would receive substantially the same salary payments and benefits in the case of a termination of employment upon change of control (or within one year thereafter) as those outlined above for a termination of employment without cause, except that: (i) the severance period would be 24 months for each of them and (ii) annual incentives for the current year would be paid out at target.

Mr. Evans’ letter agreement does not contain any change of control provisions, and Messrs. Heffron, Plomin and Villavarayan did not have employment agreements at September 30, 2015. They would have been subject to provisions applicable to all salaried employees with respect to severance pay and annual incentives after termination upon a change of control. Messrs. Heffron and Plomin entered into new employment agreements with the Company in December 2015, as described above under Agreements with Named Executive Officers – Employment Agreements. These agreements have substantially the same provisions with respect to termination of employment upon a change of control as Mr. Craig’s employment agreement, described above, except that (i) severance pay would be for a period of 18 months; and (ii) the provisions apply to a termination of employment within two years after a change of control.

Vesting of equity and equity-based awards, payouts with respect to cash performance plans and treatment of stock options are governed by the provisions of the long-term incentive plan under which they were granted. The terms of the 2010 LTIP provide for vesting and payout of awards under outstanding performance plans and equity and equity-based awards as follows:

●	For awards made prior to December 1, 2013, all awards vest in full and performance-based awards are paid out at target levels immediately upon a change of control, as defined in the 2010 LTIP.

●	For awards made on or after December 1, 2013, upon a termination of employment other than for cause (including retirement, death, disability, termination without cause or termination for good reason) within two years after a change of control, awards vest in full and are deemed fully earned on the termination date, and performance-based awards are paid out at the target amount as of the date of the change of control. Awards no longer vest solely upon a change of control.

Stock options granted prior to December 1, 2013 vest immediately and become fully exercisable upon a change of control. Stock options granted after that date vest immediately and become fully exercisable upon a termination of employment other than for cause within two years after a change of control. No stock options have been issued on or after December 1, 2013.

The amounts in the tables below with respect to termination upon change of control reflect the provisions applicable to each grant, as described above, as if the triggering event had occurred on the last day of fiscal year 2015.

Retirement

Upon retirement, a Named Executive Officer may be eligible for the following payments and benefits:

Defined Benefit Pension Plans. Mr. Villavarayan participates in the Pension Plan. The present value of his accumulated benefits is disclosed above in the table under the heading Pension Benefits. He was not eligible to retire under the Pension Plan as of the last day of fiscal year 2015, and therefore no amounts are included in the table below. The other Named Executive Officers do not participate in the Pension Plan or Supplemental Pension Plan, and no benefits under those plans would be paid to them, even if they were eligible for retirement.

Savings Plan Distributions. Upon retirement, the Named Executive Officers would be entitled to a distribution of amounts in their Savings Plan and Supplemental Savings Plan accounts, including any vested Company contributions in lieu of Pension Plan or Supplemental Pension Plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Incentive Plan Payments and Equity Awards. Mr. Craig is eligible to retire and would be entitled to pro rata participation in the annual incentive plan, based on the portion of the year employed. He would also be entitled to participation in each outstanding three-year cash performance cycle on the same basis and to the same extent as if employed for the entire period. Equity and equity-based awards, including restricted shares, restricted share units and performance share units, would continue to vest in accordance with their terms as if still employed if granted at least one year prior to retirement, but would be forfeited if granted less than a year prior to retirement. Stock options granted more than one year prior to retirement would remain outstanding for the lesser of five years or their term and vest in accordance with their terms. Other stock options would be forfeited.

The other Named Executive Officers are not eligible to retire under the Company’s retirement plans at the end of fiscal year 2015 and, therefore, would not be entitled to the vesting and payouts described above.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon retirement within two years after a change of control.

Death

In the event of death, a Named Executive Officer’s beneficiary would receive the following benefits:

Insurance. The Named Executive Officer’s beneficiary would be entitled to the proceeds of Company-sponsored life insurance policies.

Compensation and Benefits. In addition to any accrued and unpaid compensation, the Named Executive Officer’s spouse and other dependents would be eligible for one month of salary and continuation of medical benefits for a period of six months.

Incentive Plan Payments and Equity Awards. The Named Executive Officer’s beneficiary would be entitled to a pro rata portion of any annual incentive, based on the portion of the year that the Named Executive Officer was employed. He or she would also be entitled to pro rata payouts under the long-term incentive plan for each three-year cash performance plan, and vesting of a pro rata portion of unvested restricted shares, restricted share units and performance share units, based on actual time worked. Stock options would vest immediately and be exercisable for a period of three years or until their expiration.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon death within two years after a change of control.

Savings Plan Distributions. Upon the death of a Named Executive Officer, his beneficiary would be entitled to distribution of amounts in the Named Executive Officer’s Savings Plan and Supplemental Savings Plan accounts, including any vested Company contributions in lieu of Pension Plan or Supplemental Pension Plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Disability

In the event of disability, which is defined as the inability to perform the duties of his current job as a result of disease or injury, a Named Executive Officer would be entitled to the following benefits:

Compensation and Benefits. The Named Executive Officer would be entitled to continuation of full or partial salary (depending on years of service) for a period of six months, as short-term disability benefits, after which the Named Executive Officer would receive either 50% or 60% of salary, depending on the benefit election made (with a monthly maximum of $20,000), under the long-term disability program. After 1½ years on long-term disability benefits, continued eligibility would be based on the inability to perform any job for which the Named Executive Officer is qualified by education, training or experience. Medical, dental, vision and life insurance benefits would continue during the period of receipt of long-term disability benefits as if still employed.

Incentive Plan Payments and Equity Awards. The Named Executive Officer would be entitled to a pro rata portion of any annual incentive, based on the portion of the year during which employed. He would also be entitled to pro rata payouts under the long-term incentive plan for each three-year cash performance plan, and vesting of a pro rata portion of unvested restricted shares, restricted share units and performance share units, based on actual time worked. Outstanding stock options would vest immediately and be exercisable for a period of three years or until their expiration.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards made on or after December 1, 2013, upon disability within two years after a change of control.

Savings Plan Distributions. A Named Executive Officer would be entitled to distributions under the savings plans, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Potential Payments at Fiscal Year-End 2015

Assuming termination for the stated reasons on the last day of fiscal year 2015, and giving effect to the agreements and plan provisions described above, Messrs. Craig, Evans, Nowlan, Heffron, Plomin and Villavarayan would receive the following estimated payments and benefits under the agreements and plans in effect on September 30, 2015 described above. Amounts attributable to savings plan distributions, life and disability insurance, and health and welfare benefits in the event of death and disability are not included in the tables below because they are available to the Named Executive Officers on the same basis as other salaried employees.

Jeffrey A. Craig

					Vesting of
					Restricted
					Shares,
					Options,
					Restricted
					Share Units
					(RSUs) and
			Long-Term		Performance	Health and
		Annual	Incentive		Share Units	Welfare	Outplacement
	Severance Pay[1]	Incentive[2]	Payout		(PSUs)[3]	Benefits	Services	Total
Termination Event	($)	($)	($)		($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—		—	—	—	—
Termination without Cause	$850,000	$723,350	$1,109,680	[4]	$667,035	$18,895	$10,000	$3,378,960
Termination Upon Change
of Control
-Termination without cause	1,700,000	850,000	1,040,000	[5]	6,599,814	37,789	10,000	10,237,603
-Death or Disability	—	850,000	1,040,000	[5]	6,599,814	—	—	8,489,814
Retirement	—	723,350	1,109,680	[4]	3,835,676	—	—	5,668,706
Death	—	723,350	1,109,680	[4]	3,039,582	—	—	4,872,612
Disability	—	723,350	1,109,680	[4]	3,039,582	—	—	4,872,612

Ivor J. Evans6

				Vesting of
				Restricted
				Shares,	Health
			Long-Term	Options,	and
		Annual	Incentive	RSUs and	Welfare	Outplacement
	Severance Pay	Incentive[2]	Payout	PSUs[3]	Benefits	Services	Total
Termination Event	($)	($)	($)	($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—	$220,918	—	—	$220,918
Termination without Cause	—	$780,084	—	220,918	$2,559	—	1,003,561
Termination Upon Change
of Control	—	—	—	9,685,448	—	—	9,685,448
Retirement	—	—	—	—	—	—	—
Death	—	780,084	—	4,664,695	—	—	5,444,779
Disability	—	780,084	—	4,664,695	—	—	5,444,779

Kevin A. Nowlan

					Vesting of
					Restricted
					Shares,
			Long-Term		Options,	Health and
		Annual	Incentive		RSUs and	Welfare	Outplacement
	Severance Pay[1]	Incentive[2]	Payout		PSUs[3]	Benefits	Services	Total
Termination Event	($)	($)	($)		($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—		—	—	—	—
Termination without Cause	$950,000	$282,958	$170,720	[4]	$917,654	$36,607	$10,000	$2,367,939
Termination Upon Change
of Control
-Termination without cause	950,000	332,500	160,000	[5]	1,477,041	36,607	10,000	2,966,148
-Death or Disability	—	332,500	160,000	[5]	1,477,041	—	—	1,969,541
Retirement	—	—	—		—	—	—	—
Death	—	282,958	170,720	[4]	732,973	—	—	1,186,651
Disability	—	282,958	170,720	[4]	732,973	—	—	1,186,651

Timothy J. Heffron

						Vesting of
						Restricted
						Shares,
				Long-Term		Options,	Health and
			Annual	Incentive		RSUs and	Welfare	Outplacement
	Severance Pay[1]		Incentive[2]	Payout		PSUs[3]	Benefits	Services	Total
Termination Event	($)		($)	($)		($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—		—	—		—	—	—	—
Termination without Cause	$380,600	[7]	$178,140	$170,720	[4]	$64,123 [7]	$22,044	$10,000	$825,627	[7]
Termination Upon Change
of Control
-Termination without cause	380,600	[7]	209,330	160,000	[5]	963,813	22,044	10,000	1,745,787	[7]
-Death or Disability	—		209,330	160,000	[5]	963,813	—	—	1,333,143
Retirement	—		—	—		—	—	—	—
Death	—		178,140	170,720	[4]	478,053	—	—	826,913
Disability	—		178,140	170,720	[4]	478,053	—	—	826,913

Joseph A. Plomin

						Vesting of
						Restricted
						Shares,
				Long-Term		Options,	Health and
			Annual	Incentive		RSUs and	Welfare	Outplacement
	Severance Pay[1]		Incentive[2]	Payout		PSUs[3]	Benefits	Services	Total
Termination Event	($)		($)	($)		($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—		—	—		—	—	—	—
Termination without Cause	$406,000	[8]	$190,028	$170,720	[4]	$102,663 [8]	$18,464	$10,000	$897,875	[8]
Termination Upon Change
of Control
-Termination without cause	406,000	[8]	223,300	160,000	[5]	1,021,239	18,464	10,000	1,839,003	[8]
-Death or Disability	—		223,300	160,000	[5]	1,021,239	—	—	1,404,539
Retirement	—		—	—		—	—	—	—
Death	—		190,028	170,720	[4]	528,771	—	—	889,519
Disability	—		190,028	170,720	[4]	528,771	—	—	889,519

Chris Villavarayan

					Vesting of
					Restricted
					Shares,
			Long-Term		Options,	Health and
		Annual	Incentive		RSUs and	Welfare	Outplacement
	Severance Pay[1]	Incentive[2]	Payout		PSUs[3]	Benefits	Services	Total
Termination Event	($)	($)	($)		($)	($)	($)	($)
Voluntary Termination or
Termination with Cause	—	—	—		—	—	—	—
Termination without Cause	$406,000	$190,028	$106,700	[4]	51,277	$18,141	$10,000	$782,146
Termination Upon Change
of Control
-Termination without cause	406,000	223,300	100,000	[5]	$922,638	18,141	10,000	1,680,079
-Death or Disability	—	223,300	100,000	[5]	922,638	—	—	1,245,938
Retirement	—	—	—		—	—	—	—
Death	—	190,028	106,700	[4]	444,442	—	—	741,170
Disability	—	190,028	106,700	[4]	444,442	—	—	741,170
____________________

1	Based on annual salary as of the last day of the fiscal year. For Messrs. Craig and Nowlan, severance pay in the event of involuntary termination of employment without cause would be contingent on compliance with the non-compete provisions in their agreements.

2	The executive would be entitled to annual incentive participation for the 2015 fiscal year, based on time actually worked, in accordance with the terms of the ICP. For this purpose, actual incentive compensation paid for fiscal year 2015 has been included, except in the case of termination upon change of control, in which case the target annual incentive has been included.

3	Based, as applicable, on the number of unvested restricted shares, unvested restricted share units and unvested performance share units, as follows:

●	In the case of termination upon change of control, the total number granted;

●	in the case of termination without cause, the total number of restricted shares, restricted share units and performance share units that would vest by the end of the separation period (unvested options would be forfeited); and

●	in the case of death and disability, a prorated number of restricted shares, restricted share units and performance share units, based on active time worked prior to the date of the event.

In each case, the applicable numbers are multiplied by the NYSE Closing Price on September 25, 2015 ($10.98), the last trading day of fiscal year 2015. For unvested options, the value is based on the excess of the NYSE Closing Price on September 25, 2015 over the exercise price ($8.22), times the number of options.

4	Based on the actual amount paid for the cash performance plan with a three-year performance period ended September 30, 2015. All payments would be made at the time the award would otherwise be paid. The long-term incentive cycles for the fiscal year 2014-2016 and 2015-2017 periods did not include cash performance plans, and no amounts are included in this column for these periods.

5	Based on payout at 100% of targets for the three-year performance period ended September 30, 2015. The long-term incentive cycles for the fiscal year 2014-2016 and 2015-2017 periods did not include cash performance plans, and no amounts are included in this column for these periods.

6	The letter agreement dated as of September 11, 2013 with Mr. Evans contains no severance provisions upon termination of employment and, accordingly, if Mr. Evans had been terminated as of the last day of fiscal year 2015, he would have received no severance pay. In addition, the performance-based option award as set forth in his letter would have terminated. Since the outstanding restricted shares awarded to Mr. Evans prior to fiscal year 2015 was awarded to him for his service as a non-employee director, prior to his employment with Meritor, such awards would not terminate or vest upon his termination of employment with Meritor, but rather would continue to remain outstanding as long as he continued to serve on the Board. Accordingly, those shares have not been shown as vesting in this table.

7	Mr. Heffron entered into a new employment agreement with the Company in December 2015. If that agreement had been in effect at September 30, 2015: (i) in the event of Termination without Cause, his severance pay would have increased to $570,900, his Vesting of Restricted Shares, Options, RSUs and PSUs would have increased to $579,360, and his total would have increased to $1,531,164; and (ii) in the event of Termination without Cause Upon Change of Control, his severance pay would have increased to $570,900 and his total would have increased to $1,936,087. Receipt of these increased payments would be contingent on his compliance with the non-compete provision in the new agreement.

8	Mr. Plomin entered into a new employment agreement with the Company in December 2015. If that agreement had been in effect at September 30, 2015: (i) in the event of Termination without Cause, his severance pay would have increased to $609,000, his Vesting of Restricted Shares, Options, RSUs and PSUs would have increased to $636,785, and his total would have increased to $1,634,997; and (ii) in the event of Termination without Cause Upon Change of Control, his severance pay would have increased to $609,000 and his total would have increased to $2,042,003. Receipt of these increased payments would be contingent on his compliance with the non-compete provision in the new agreement.

PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareowners with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. We provide this advisory vote on an annual basis, and the next such vote will occur at the Annual Meeting of Shareowners in 2017.

As described in detail under the heading Executive Compensation - Compensation Discussion and Analysis, we believe our executive compensation program is balanced, seeks to closely align the interests of our Named Executive Officers with the long-term interests of our shareowners, and is focused on pay for performance in support of Meritor’s business objectives. As you review the Compensation Discussion and Analysis section of this Proxy Statement and the other sections related to executive compensation, you should note the following:

●	The Company’s annual incentive plan and long-term incentive plan compensation are both based on the achievement of business objectives that support Meritor’s long-term success.
●	A substantial portion of our Named Executive Officers’ compensation is tied to Meritor’s stock performance (including the equity-based awards reflected in the tables under the headings Executive Compensation-Summary Compensation Table and –Grants of Plan-Based Awards in Fiscal Year 2015 above), which aligns executive and shareowner interests.

●	We utilize three-year vesting cycles for service-based restricted shares and restricted share units and for performance-based long-term incentive awards to promote a longer-term focus.
●	Our compensation actions show that we maintain a pay-for-performance culture by basing a significant portion of payments under our incentive plans on achievement of measurable business objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee.

Accordingly, we ask our shareowners to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure in the Proxy Statement.”

The Board of Directors recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement, which is presented as Item (2).

AUDIT COMMITTEE REPORT

The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of Meritor. The Audit Committee’s function is more fully described in its charter, which is summarized above under the heading Board of Directors and Committees – Committees – Audit Committee and is available in the section headed “Investors – Corporate Governance” on the Meritor website (www.meritor.com).

The Audit Committee is currently composed of the three undersigned directors, each of whom meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board has determined that (i) all of the members of the Audit Committee are “financially literate,” and one or more members of the Audit Committee possess accounting or related financial management expertise (as these qualifications are interpreted in the business judgment of the Board), in each case as required by the listing standards of the New York Stock Exchange; and (ii) William J. Lyons qualifies as an “audit committee financial expert,” as required by the SEC and defined in Regulation S-K. Each member of the Audit Committee has either education and high-level experience in financial matters, or an extensive working knowledge of financial matters acquired through operational experience leading significant businesses. This mix of financial and operational expertise provides the Audit Committee with diverse viewpoints on financial matters and enhances its effectiveness. The qualifications of each Committee member are disclosed under the heading Election of Directors – Information as to Nominees for Director and Continuing Directors above.

The Audit Committee is responsible for annual selection and overseeing the independence, qualifications and performance of the independent auditors. The criteria considered by the Audit Committee in carrying out this responsibility are discussed below under the heading Proposal to Approve the Selection of Auditors. The Audit Committee is also responsible for approval of the independent auditor’s compensation and, as a policy, all services provided and the related budgets are pre-approved. The procedure for approval of compensation is discussed in more detail under the heading Independent Accountants’ Fees below.

The Audit Committee is also responsible for reviewing significant internal control matters, the adequacy of the system of internal controls, the internal audit charter, the scope of the annual internal audit plan and the results of internal audits. The Audit Committee also consults with management as to appointment and removal of the internal auditor.

Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2015 with the Company’s management and with Deloitte & Touche LLP (“Deloitte”), independent auditors. The Audit Committee has also reviewed and discussed communications from both management and Deloitte regarding internal controls over financial reporting, as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control over Financial Reporting That is Integrated with an Audit of Financial Statements,” and applicable SEC rules.

The discussions with Deloitte also included the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Meritor’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the Securities and Exchange Commission.

Audit Committee

William J. Lyons, Chairman
Rhonda L. Brooks
Thomas L. Pajonas

INDEPENDENT ACCOUNTANTS’ FEES

During the last two fiscal years, Deloitte & Touche LLP billed Meritor and its subsidiaries the following fees for its services:

	Fiscal Year Ended September 30,
	2014	2015
Audit fees(a)	$5,096,000	$4,735,000
Audit-related fees(b)	88,000	120,000
Tax fees(c)	711,000	527,000
All other fees	—	—
TOTAL	$5,895,000	$5,382,000
____________________

(a)	Includes fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Audit-related fees are principally comprised of Exchange Act filings and comfort letters to underwriters relating to debt transactions for fiscal years 2014 and 2015.

(c)	Includes fees for tax consulting and compliance.

Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

All of the audit-related and tax services provided by Deloitte in fiscal years 2014 and 2015 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

The Audit Committee of the Board of Directors of Meritor has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for Meritor and its predecessor company, Meritor Automotive, Inc., since 1997.

Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for Meritor and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2016 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of Deloitte & Touche LLP to act as auditors for Meritor, which is presented as item (3).

VOTE REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of Common Stock entitled to be cast on any matter to be acted on at the 2016 Annual Meeting is necessary to have a quorum. Once a share is represented with respect to any matter, it is deemed present for quorum purposes for the remainder of the meeting. Assuming a quorum is present, the vote required for approval of each proposal is as follows:

●	Election of Directors —

○

Plurality. Under Indiana law and our By-Laws, the three nominees who receive the greatest number of votes for election as Class I directors cast by the holders of Meritor Common Stock entitled to vote at the meeting will become directors at the conclusion of the tabulation of votes. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

○	Majority Vote Policy. Under the Company’s majority vote policy (as described above under the heading Corporate Governance at Meritor – Board Composition), any nominee for director who is elected but who receives a greater number of “withhold” votes than “for” votes in an uncontested election is required to tender his or her resignation after the certification of the election results. The Corporate Governance and Nominating Committee will consider the matter and recommend to the Board what action should be taken. The Board is required to take action and publicly disclose its decision, including the underlying rationale, within 90 days of certification of the election results.

●	Advisory Vote on Executive Compensation — The proposal relating to the advisory vote on executive compensation will be considered approved if more votes are cast in favor of the proposal than are cast against it. This proposal is advisory in nature, which means that it is not binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

●	Selection of Auditors — Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the selection of auditors than are cast against it.
Abstentions and broker non-votes will have the following effects on the outcome of the proposals:
●	Effect of Abstentions — Under Indiana law, an abstention from voting on a matter by a shareowner present in person or represented by proxy at the meeting will not affect the outcome of the election of directors, the advisory vote on executive compensation and the proposal to approve the selection of auditors.

●	Effect of Broker Non-Votes — If your shares of Common Stock are held in “street name” and you do not give your broker voting instructions, your broker will only have discretion to vote your shares for the proposal to approve the selection of auditors. With respect to all other matters to be voted on at the 2016 Annual Meeting, the votes associated with shares held in “street name” for which you do not give your broker voting instructions will be considered “broker non-votes,” which means your broker will not have discretion to vote your shares on those matters. Broker non-votes will not affect the outcome of the election of directors or the advisory vote on executive compensation.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1), (2) and (3) of the accompanying Notice of 2016 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of Meritor equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and information and representations furnished by our officers and directors, we believe that all our officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in Meritor securities in fiscal year 2015.

ANNUAL REPORTS

Our Annual Report to Shareowners, including the Form 10-K and financial statements, for the fiscal year ended September 30, 2015, was either made available electronically or mailed to shareowners with this proxy statement.

EXPENSES OF SOLICITATION

Meritor will bear the cost of the solicitation of proxies. In addition to the use of the mails and use of a website to make proxy materials available electronically, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by our directors, officers and employees without additional compensation and by the outside proxy solicitor of Meritor, Georgeson Inc. (“Georgeson”). Meritor will pay Georgeson a base fee of $9,000 plus reasonable out of pocket expenses. As usual, we will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

SHAREOWNER PROPOSALS FOR 2017 ANNUAL MEETING

Under the SEC’s rules and regulations, shareowner proposals for the 2017 Annual Meeting of Shareowners must be received on or before August 12, 2016, at the Office of the Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration at the 2017 Annual Meeting of Shareowners, other than through inclusion in our proxy materials, to notify our Secretary in writing at the above address on or after September 29, 2016 and on or before October 29, 2016.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures for shareowners and other interested parties to communicate directly with non-management members of the Board of Directors. You can contact the Board by mail at: Meritor Board of Directors, 33717 Woodward Ave., PMB 335, Birmingham, MI 48009.

If you have concerns involving internal controls, accounting or auditing, you can contact the Audit Committee directly by mail at: Meritor Audit Committee, 33717 Woodward Ave., PMB 407, Birmingham, MI 48009.

FORWARD LOOKING STATEMENTS

This proxy statement contains statements and estimates relating to future compensation of the Named Executive Officers that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual compensation may differ materially from that projected as a result of certain facts and uncertainties, including but not limited to timing of and reason for termination of employment; compensation levels and outstanding equity and incentive awards at the time of termination; and age and length of service at the time of termination; as well as other facts and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

December 11, 2015

If your Meritor shares are registered in your name and you plan to attend the Annual Meeting of Shareowners to be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan 48242 on January 28, 2016, please be sure to:

●	indicate your desire to attend the meeting when you grant your proxy via our Internet or telephone voting procedures; or

●	mark the appropriate box on the proxy card and mail the card using the enclosed envelope.

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your Meritor share ownership with you to the meeting. You should be able to obtain evidence of your Meritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

MERITOR, INC.
2135 W. MAPLE RD.
TROY, MI 48084

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 14, 2016 to facilitate timely delivery.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M97682-P70693	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MERITOR, INC.			For	Withhold	For All
The Board of Directors recommends that you vote FOR the following:			All	All	Except

Vote on Directors			☐	☐	☐
Proposal 1 -	The election of directors - nominees for a term expiring in 2019:
Nominees:
	01)	Ivor J. Evans
	02)	William R. Newlin
	03)	Thomas L. Pajonas
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

Proposal 2 -	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement;	☐	☐	☐

Proposal 3 -	To consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company;	☐	☐	☐

Proposal 4 -	To transact such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MERITOR, INC. ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON JANUARY 28, 2016.

The Annual Meeting of Shareowners will be held on Thursday, January 28, 2016, at 9:00 a.m., at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, Michigan 48242.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request printed copies. The items to be voted on are provided on the reverse side of this notice.

This communication presents only a brief overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M97683-P70693

MERITOR, INC.

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, DIRECTED TRUSTEE

The undersigned hereby appoints Rhonda L. Brooks, Victoria B. Jackson Bridges and Ivor J. Evans, jointly and severally, proxies, with full power of substitution, to vote shares of common stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at The Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, MI 48242, on January 28, 2016 or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Directed Trustee, to vote shares of common stock of the Company allocated, respectively, to accounts of the undersigned under the Meritor, Inc. Savings Plan and the Meritor, Inc. Hourly Employees Savings Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

Where a vote is not specified:

●	The proxies will vote all such shares owned of record FOR the election of directors and FOR proposals (2) and (3) and will vote as they deem proper on such other matters as may properly come before the meeting; and

●	T. Rowe Price Trust Company, as Directed Trustee, will vote all such shares allocated to the Meritor, Inc. Savings Plan and Hourly Employees Savings Plan accounts of the undersigned on proposals (1), (2) and (3) in the same manner and proportion as shares for which voting instructions are received.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope